Filed Pursuant to Rule 424(b)(1)
Registration No. 333-140845

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value per share	8,050,000	$136.50	$1,098,825,000	$33,734

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(r) under the Securities Act.

(2)	Includes 1,050,000 shares of Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933.

Prospectus supplement (To prospectus dated February 23, 2007)

7,000,000 shares

Common stock

All of the 7,000,000 shares of our common stock are being offered by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “NMX.” The last reported sale price of our common shares on the New York Stock Exchange on March 21, 2007 was $136.70 per share.

	Per share	Total

Public Offering Price	$136.50	$955,500,000

Underwriting discount	$3.14	$21,976,500

Proceeds to selling stockholders (before expenses)	$133.36	$933,523,500

Certain investment entities affiliated with General Atlantic LLC have granted the underwriters an option to purchase an additional 1,050,000 shares of our common stock to cover over-allotments.

Investing in our common stock involves risks. See “ Risk factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about March 27, 2007.

Joint book-running managers

JPMorgan	Banc of America Securities LLC	Merrill Lynch & Co.

Bear, Stearns & Co. Inc.
Citigroup
Deutsche Bank Securities
Jefferies & Company
Lehman Brothers
Morgan Stanley

Fox-Pitt, Kelton
Keefe, Bruyette & Woods
Sandler O’Neill + Partners, L.P.

March 21, 2007

NYMEX ClearPort
NYMEX
NEW YORK MERCANTILE EXCHANGE
NYMEX miNY
NYMEX
NEW YORK MERCANTILE EXCHANGE

NYMEX
NEW YORK MERCANTILE EXCHANGE

VISION IS OUR GREATEST COMMODITY™

S-i

About this prospectus supplement

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information.”

In this prospectus supplement, NYMEX Holdings, Inc. is referred to as “NYMEX Holdings” and, together with its subsidiaries as “we,” “our,“ “us” and the “Company.” The two principal operating subsidiaries of NYMEX Holdings are New York Mercantile Exchange, Inc. (“NYMEX Exchange” or “NYMEX Division”) and Commodity Exchange, Inc. (“COMEX” or “COMEX Division”), which is a wholly-owned subsidiary of NYMEX Exchange. Where appropriate, each division is discussed separately, and together are discussed as the “Exchange.”

You should rely only on the information contained in this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Registered trademarks

NYMEX®, COMEX®, NYMEX ACCESS® and NYMEX ClearPort® are our registered trademarks. NYMEX iPort™, NYMEX miNY™, NYMEX EUROPE™ and our logo are our trademarks. Clearing 21® is a registered trademark jointly owned by us and Chicago Mercantile Exchange, Inc. (“CME”). CME®, Globex® and CME Globex® are registered trademarks of CME. Other trademarks and trade names used herein are the property of their respective owners.

S-ii

Summary

In this summary, we highlight selected information described in greater detail elsewhere in this prospectus supplement. This summary may not contain all of the information that you should consider before investing in our common stock. Consequently, you should read the entire prospectus supplement very carefully before investing in our common stock. Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their over-allotment option.

Our business

We are the largest physical commodity-based futures exchange and clearinghouse in the world and the third-largest futures exchange in the United States, measured by 2006 contract volume. In 2006, approximately 64% of all globally listed energy futures and options contracts were traded on the Exchange, making us the world’s largest exchange for the trading of energy futures and options contracts. Approximately 98.1 million contracts of our light sweet crude oil futures and options products traded and cleared in 2006, making light sweet crude oil the largest and most liquid global benchmark for energy futures and options. Although certain other exchanges offer metals contracts of smaller sizes, in 2006, we were also the largest exchange in the world for the trading and clearing of precious metals based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on the Exchange, with approximately 32.1 million contracts traded and cleared. Our gold futures contract is the most liquid precious metal futures contract in the world with approximately 21.1 million contracts traded and cleared in 2006 based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on the Exchange. In 2006, we were also the largest exchange in North America for the trading of platinum group metals contracts. In 2006, COMEX was the largest marketplace for gold and silver futures and options contracts, and the largest exchange in North America for futures and options contracts for copper and aluminum.

We conduct business through our two principal operating subsidiaries, New York Mercantile Exchange, Inc. which we refer to as NYMEX Exchange or NYMEX Division, and Commodity Exchange, Inc., which we refer to as COMEX or COMEX Division. On NYMEX Exchange, our customers trade primarily energy futures and options contracts, including contracts for crude oil, natural gas, heating oil and unleaded gasoline. On COMEX, our customers trade metals futures and options contracts, including contracts for gold, silver, copper and aluminum.

Our business has grown substantially since 2004. Operating revenues for years ended December 31, 2006, 2005 and 2004 have grown, period over period, by 48.8%, 40.7% and 28.9% respectively. From 2004 to 2006, our income before provision for income taxes increased by $231.3 million, or 486.1% from $47.6 million to $278.9 million.

We provide our customers with a variety of means to trade and clear energy and metals futures and options products. Our markets provide an effective and transparent forum for participants to hedge or trade based upon the value of energy and metals. This environment facilitates price discovery, which in turn enhances trading liquidity. Our customers are involved in the production, consumption or trading of energy and metals products and include corporations, financial institutions, hedge funds, institutional investors, governments and professional traders.

Customers trade our products through our open outcry auction market or via electronic trading. We do not own commodities, trade for our own account, or otherwise engage in market activities. Our wholly-owned clearinghouse clears all of our contracts, along with certain bilateral trades executed off-exchange, guaranteeing the financial performance of every contract transacted. We, as regulated by the Commodity Futures Trading Commission, or CFTC, maintain a rigorous compliance regime, which, in conjunction with our clearinghouse, helps to ensure the integrity of our markets.

Recent developments

On February 20, 2007, Dubai Mercantile Exchange Limited, or DME, which we developed in June 2005 with Tatweer Dubai LLC, a subsidiary of Dubai Holding L.L.C., to be one of the first exchanges in the Middle East which will, when opened, trade energy futures including the Oman Sour Crude Oil futures contract, announced that the Middle East’s first energy futures exchange will officially launch on May 1, 2007. DME also announced the completion of its state-of-the-art trading floor located in the Dubai International Financial Centre, or DIFC. The two-storey high, 500 square-meter trading floor is the first of its kind in the region. It will bring together a broad range of local, regional and international participants, and is equipped with the latest technology for traders to electronically transact energy futures contracts and manage their risk. In addition, DME, ENOC Supply & Trading (LLC) and Emirates Airline are exploring the potential development of a jet fuel futures contract in collaboration with other industry stakeholders with a view towards listing the first jet fuel futures contract on the Exchange later in 2007. The establishment of an exchange inside the DIFC and the associated clearing and settlement services to be provided by the NYMEX Clearinghouse are subject to regulatory approval from the Dubai Financial Services Authority, or DFSA, and the licensing of the DME as an Authorised Market Institution, or AMI, to operate as an exchange. Furthermore, all clearing and settlement services to be provided by us to DME are subject to us becoming recognized by the DFSA to operate a remote clearinghouse in the DIFC and subject to the review and/or approval of the CFTC. Until the above regulatory approvals have been granted, no trading on the DME will be permitted and no person will be admitted as a member of the DME.

On March 13, 2007, we entered into definitive agreements to form a strategic alliance with the Montréal Exchange that will include us purchasing a 10% stake of the Montréal Exchange for approximately $77.1 million and the creation of a joint venture company that will serve the Canadian energy industry. We expect to consummate the investment on March 23, 2007. The proposed joint venture between us and the Montréal Exchange will create a new Canadian corporation, headquartered in Calgary, Alberta, that intends to provide trading and clearing of exchange-traded and over-the-counter crude oil, natural gas, and electricity products with a focus on the Canadian markets. On January 22, 2007, we announced that we will purchase a 19% stake in Optionable, Inc., a leading provider of natural gas and other energy derivatives brokerage services, and a warrant exercisable for such number of shares such that our ownership in Optionable, Inc. will increase to 40%. Upon completion of our investments in Optionable, Inc. and the Montréal Exchange, we will have a seat on the board of directors of each of Optionable, Inc. and the Montréal Exchange. Our investment in Optionable, Inc. will be accounted for using the equity method of accounting and our investment in the Montréal Exchange will be accounted for using the cost method of accounting.

In 1994, we acquired the COMEX Division through the COMEX Merger Agreement which provided for certain trading rights and protections for the owners of COMEX Division memberships which survived the effective date of the acquisition of the COMEX Division by the NYMEX Division. On November 20, 2006, the owners of COMEX Division memberships approved an agreement, or the Comex Transaction Agreement, between COMEX and us to expand electronic trading of the metals contracts and thereby permit expanded electronic access to these markets by non-COMEX Division members and to permit after-hours trading and side-by-side trading of COMEX Division contracts via CME Globex electronic trading platform in exchange for 6,484,800 shares of our common stock. The COMEX Transaction Agreement was consummated on November 20, 2006. In December 2006, COMEX Division metals products that were traded electronically on NYMEX ACCESS® migrated onto the CME Globex electronic trading platform and began side-by-side trading during open outcry trading hours.

On November 22, 2006, we completed an initial public offering, or IPO, of our common stock at a price of $59.00 per share. In connection with that offering, we sold 5,390,000 shares of our common stock, and certain selling stockholders sold 1,110,000 shares of common stock held by them. In addition, we sold 975,000 shares of our common stock pursuant to the underwriters’ full exercise of their over-allotment option. Our common stock is listed on the New York Stock Exchange under the symbol “NMX” and began trading on November 17, 2006. A summary of the terms of the IPO can be found in the prospectus as filed with the SEC.

Corporate information

We were founded in 1872 and introduced the heating oil contract, which has been one of the world’s most successful energy futures contracts since its inception in 1978. Between 1981 and 1996, contracts followed for gasoline, crude oil, natural gas, propane and electricity. In 1994, we acquired COMEX, which was founded in 1933. On November 17, 2000, as a result of a merger and demutualization, the New York Mercantile Exchange converted from a New York not-for-profit membership association into a Delaware for-profit non-stock corporation and became a subsidiary of NYMEX Holdings, a Delaware for-profit stock corporation. As a result of the demutualization transaction, each NYMEX membership was converted into one Class A membership in NYMEX Exchange and one share of common stock of NYMEX Holdings, which were “stapled” to each other and therefore could only be transferred together. NYMEX Holdings holds the sole outstanding Class B membership in NYMEX Exchange. On March 14, 2006, we closed a transaction with General Atlantic, through which General Atlantic acquired 10% of our outstanding shares. At that time, among other things, Class A memberships and NYMEX Holdings’ common stock were “destapled” and became separately transferable to a limited number of eligible transferees.

We are incorporated in the State of Delaware and are primarily regulated by the Commodity Futures Trading Commission. Since demutualization, we have been a Securities and Exchange Commission, or SEC, registrant and thus subject to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Our principal executive offices are located at One North End Avenue, World Financial Center, New York, New York 10282. Our telephone number is (212) 299-2000. Our web site is www.nymex.com. Information contained on our web site does not constitute a part of this prospectus supplement.

The offering

Common stock offered by the selling stockholders	7,000,000 shares

Common stock to be outstanding immediately after this offering	92,072,600 shares

Over-allotment option	1,050,000 shares to be offered by certain investment entities affiliated with General Atlantic LLC if the underwriters exercise their over-allotment option in full.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. Please see the section entitled “Use of proceeds.”

Dividend policy

Prior to November 7, 2002, we had never paid dividends to our stockholders. From then until the time of our initial public offering, we paid regular dividends at least twice per year and we paid five special dividends. Please see the section entitled “Dividend policy.”

Our board of directors is currently considering the adoption of a dividend policy. We expect that the declaration of any dividends, which in any event would not occur until after June 30, 2007, would be based on, among other things, our continuing profitability and strategic and operating needs. As a result, there can be no assurance that future dividends will be paid, or if those paid will be comparable to past dividends.

Risk factors

We face risks in operating our business, including risks that may prevent us from achieving the objectives of our growth strategies. You should carefully consider these risks before investing in our common stock. For a description of the risks affecting our business, capital structure, an investment in our common stock or those relating to regulation and litigation, please see the section entitled “Risk factors.”

New York Stock Exchange symbol	“NMX”

The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding at March 19, 2007. This figure does not include the stock options and restricted stock units exercisable for 1,338,500 shares and 199,346 shares, respectively, for an aggregate number of 1,537,846 shares. Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriters of their over-allotment option and no issuance of shares pursuant to our employee benefit plans.

Summary consolidated financial information

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. The summary consolidated income statement data for the three years ended December 31, 2006 and the summary consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read this data in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” our consolidated financial statements and the related notes included in our Annual Report on Form 10-K filed with the SEC on March 5, 2007 incorporated by reference herein.

	Year ended December 31,
	2006	2005	2004
Income Statement Data	(in thousands, except per share data and per contract data)
Operating revenues
Clearing and transaction fees	$419,731	$277,632	$193,295
Market data fees	63,637	44,533	32,605
Other, net(1)	13,881	11,943	11,532

Total operating revenues	497,249	334,108	237,432

Direct transaction costs	49,742	29,158	16,004
Depreciation and amortization, net	15,167	15,221	21,795
Other operating expenses	159,281	162,851	148,901

Total operating expenses	224,190	207,230	186,700

Operating income	273,059	126,878	50,732
Total non-operating income and expenses	5,860	4,123	(3,146)

Income before provision for income taxes	278,919	131,001	47,586
Provision for income taxes	124,118	59,873	20,219

Net income	$154,801	$71,128	$27,367

Earnings per Share
Basic and diluted	$2.31	$87,167	$33,538

Weighted Average Number of Common Shares Outstanding
Basic and diluted	67,017,000	816	816

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006 (unaudited):

Earnings per Share
Basic and diluted	$1.90	$0.97	$0.37

Weighted Average Number of Common Shares Outstanding
Basic and diluted	81,504,000	73,440,000	73,440,000

Other Data (unaudited)
Trading and clearing volume(2)
NYMEX	183,134	145,100	123,417
COMEX	32,069	30,771	30,443
Off-exchange	79,605	39,339	15,626

Total volume(3)	294,808	215,210	169,486
Gross average rate per contract(4)	$1.42	$1.29	$1.14

	As of December 31,
	2006	2005	2004

Balance Sheet Data
Cash and cash equivalents	$18,631	$35,664	$3,084
Marketable securities at market value	485,581	100,993	144,950
Collateral from securities lending program	2,547,312	2,314,618	—
Total current assets	3,118,676	2,589,122	232,682
Total assets	3,623,931	2,808,747	454,650
Total debt (including short-term portion)	83,098	85,915	88,732
Total liabilities	2,849,009	2,698,965	327,868
Total stockholders’ equity	$774,922	$109,782	$126,782

(1)	In 1998, NYMEX Division introduced various incentive programs. These programs reduced other revenue for the years ended December 31, 2006, 2005 and 2004 by $1,778, $1,851 and $1,366, respectively.

(2)	These volumes also include cash settlement transactions for contracts cleared on NYMEX ClearPort® Clearing for which transaction fees are assessed. Prior to the filing of our quarterly report on Form 10-Q for the period ended March 31, 2006, cash settlement transactions were included as part of the NYMEX Division volumes labeled as “other.” Since the cash settlement transactions are for NYMEX ClearPort® Clearing contracts, the prior period volume information has been adjusted to include such transactions in NYMEX ClearPort® Clearing for comparative purposes.

(3)	Total volume represents the total volume for trading and clearing, including off-exchange. Total traded volume on-exchange for the years ended December 31, 2006, 2005 and 2004 was 215,203, 175,871 and 153,860, respectively.

(4)	Gross average rate per contract represents clearing and transaction fees, divided by total volume.

Risk factors

You should consider the risks below, together with all of the other information included in this prospectus supplement, very carefully before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should read the section entitled “Special note about forward-looking statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements as well as the significance of such statements in the context of this prospectus supplement.

Risks relating to our business

Intense competition could have a material adverse effect on our market share and financial performance

The derivatives exchange industry is highly competitive. Some of our competitors and potential competitors have greater distribution and/or have greater financial resources than we do. Some of our competitors also have greater access to capital markets as well as more substantial marketing capabilities and technological and personnel resources.

Our competitors have increased their development of electronic trading, which could substantially increase competition for some or all of the products and services we currently provide. In addition, our competitors may:

•	respond more quickly to competitive pressures;
•	develop and expand their network infrastructures and service offerings more efficiently;
•	adapt more swiftly to new or emerging technologies and changes in customer requirements;
•	develop products similar to the products we offer that are preferred by our customers;
•	develop new risk transfer products that compete with our products;
•	price their products and services more competitively;
•	utilize more advanced, more user-friendly and more reliable technology;
•	take greater advantage of acquisitions, alliances and other opportunities;
•	more effectively market, promote and sell their products and services; and
•	exploit regulatory disparities between traditional, regulated exchanges and alternative or foreign markets that benefit from a reduced regulatory burden and a lower-cost business model.

Our current and prospective competitors include futures and other derivatives exchanges, securities exchanges, electronic communications networks, crossing systems and similar entities, consortia of large customers and some of our clearing member firms and interdealer brokerage firms. We may also face competition in our market data services business from market data and information vendors and other clearinghouses.

As a result of this competition, we may be limited in our ability to retain our current customers or attract new customers to our markets, products and services. In addition, we may lose customers because of more economical alternatives offered from competitors with comparable products, services or trade execution services. We expect that competition will intensify in the future. Such competition is likely to include price competition, which could have a material adverse effect on our business. Our business could be materially adversely affected if we fail to attract new customers, lose a substantial number of our current customers to competitors or experience significant decreases in our pricing.

In addition, clearinghouse brokers currently receive a fee for bringing to the Exchange off-exchange trades to clear. Should a competitor clearinghouse offer higher fees to brokers, we could lose business or be forced to pay higher fees, which could have a material adverse effect on our business as a whole.

Our trading volume, and consequently our revenues and profits, could be materially adversely affected if we are unable to retain our current customers or attract new customers or if derivatives trading volume in general decreases

The success of our business depends, in part, on our ability to maintain and increase our trading volume and the resulting exchange fees. To do so, we must maintain and expand our product offerings, our customer base and our trade execution alternatives. Our success also depends on our ability to offer competitive prices and services in an increasingly price-sensitive business. In addition, our success depends on our ability to attract and retain new customers who trade our products. We may be unable to continue to expand the number of products that we offer, to retain our existing customers or to attract new customers. Our management may make certain decisions that are designed to enhance stockholder value, which may lead to decisions or outcomes with which our customers disagree. These changes may make us less attractive to our customers and encourage them to conduct their business at, or seek membership in, another exchange or to trade in equivalent products among themselves on a private, bilateral basis. Although our members currently pay us prices that are lower than those paid to us by non-members, we cannot assure you that our members will continue to receive beneficial pricing. A material decrease in member trading activity would negatively impact trading volume and liquidity in our products and reduce our revenues. If we fail to expand our product offerings or execution facilities, or lose a substantial number of our current customers, or are unable to attract new customers, our business will be adversely affected. Furthermore, declines in our trading volume may negatively impact market liquidity on the Exchange, which would result in lower exchange fee revenues and could materially adversely affect our ability to retain our current customers or attract new customers.

We are competing aggressively for new participants, many of whom have only recently begun trading in our markets—most notably financial institutions and proprietary, algorithmic and electronic trading shops. Competition for these new market entrants among exchanges and trading operations across a variety of markets is intense. If we are unable to attract new market participants, our business could be materially adversely affected.

Our decision to operate both electronic and open outcry trading venues may cause us to lose trading volume and may materially adversely affect our operating costs, markets and profitability

In response to the increasing acceptance of electronic trading, and to maintain and enhance our competitive position in our futures business, we began offering electronic trading side-by-side with our open outcry trading. We cannot assure you that the market will continue to accept our side-by-side trading, or that we will be able to maintain our market share and liquidity in our products. Our decision to offer side-by-side trading could cause our customers, including those currently trading through our open outcry trading floor, to alter their trading practices and could result in a loss of customers to competing exchanges. Declining trading volumes on our trading floor may make our futures markets less liquid. As a result, our total revenues may be lower than if we operated only electronic trading or only open outcry trading platforms. Over time, this decision may prove to be ineffective and costly to us and could ultimately adversely affect our profitability and competitive position.

It is expensive in terms of costs and management and other resources to continue operating two trading venues for the same products. We may not have sufficient resources to adequately fund or manage both trading venues. This may result in resource allocation decisions that materially adversely impact one or both venues. Moreover, to the extent that we continue to operate two trading venues, our board of directors and management may make decisions which are designed to enhance the continued viability of two separate trading venues. These decisions may have a negative impact on the overall competitiveness of each trading venue. See “—Our governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of our stockholders” and “—Holders of common stock who also own Class A memberships in NYMEX Exchange may have interests that differ from or may conflict with those of holders of common stock who are not also owners of Class A memberships in NYMEX Exchange.”

Reductions in the fees we charge resulting from competitive pressures could lower our revenues and profitability

We expect to experience pressure on the fees we charge as a result of competition we face in our commodities futures and off-exchange clearing markets. Some of our competitors offer a broader range of products and services to a larger participant base, and enjoy higher trading volumes, than we do. Consequently, our competitors may be able and willing to offer competing products at lower fees than we currently offer or may be able to offer. As a result of this pricing competition, we could lose both market share and revenues. We believe that any downward pressure on the fees we charge would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in such rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives such as rebates or payments in order to induce trading in their markets, rather than ours. In addition, we may not be able to change the fees of certain of our products due to the rights of owners of Class A memberships in NYMEX Exchange. See “—Our governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of our stockholders.”

We depend primarily on the Chicago Mercantile Exchange for electronic trading

On April 6, 2006, we announced, pursuant to an agreement with CME, that CME is the primary electronic trading services provider for our energy futures and options contracts. Effective June 11, 2006 for trade date June 12, 2006, access to electronic trading of our products became available virtually 24 hours a day on CME Globex electronic trading platform. We cannot assure you that CME will be able to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services, if necessary, to meet our needs. An interruption in or the cessation of service by CME and our inability to make alternative arrangements in a timely manner, or at all, or significant changes in the fees payable to CME for use of CME Globex electronic trading platform, upon expiration of the current agreement, could have a material adverse effect on our business, financial condition and operating results.

Globalization, growth, consolidations and other strategic arrangements may impair our competitive position

The globalization of our business presents a number of inherent risks, including the following:

•	potential difficulty of enforcing agreements through certain foreign legal systems;

•

the evolving global tax treatment of electronic commerce, and the possibility that foreign governments could adopt onerous or inconsistent tax policies with respect to taxation of products traded on our markets or of the services that we provide;

•

tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•

listed derivatives markets are regulated in most nations, and it may be impractical for us to secure or maintain the regulatory approvals necessary for our markets to be accessible from one or more nations;

•	our ability to attract and retain customers and other market participants;

•	general economic and political conditions in the countries from which our markets are accessed may have an adverse effect on our trading from those countries; and

•	it may be difficult or impossible to enforce our intellectual property rights in certain foreign countries.

The liberalization and globalization of the world markets have also resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, the competition among U.S.-based and non-U.S.-based markets and other execution venues has become more intense.

Moreover, in the last several years, the structure of the securities industry has changed significantly through demutualizations and consolidations. In response to growing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. In 2002, CME completed its initial public offering. The Chicago Board of Trade (“CBOT”) and IntercontinentalExchange, Inc. (“ICE”) followed with their initial public offerings in 2005. In January 2007, ICE and the New York Board of Trade (“NYBOT”) consummated a merger pursuant to which NYBOT became a wholly-owned subsidiary of ICE. As a result of ICE’s acquiring NYBOT’s clearinghouse function in connection with the merger, ICE may be able to more effectively compete against us. In addition, on October 17, 2006, CME and CBOT announced that they had entered into a merger agreement pursuant to which CBOT will be acquired by CME. On March 15, 2007, ICE presented a competing bid to CBOT, which caused CBOT to delay its shareholder meeting, originally scheduled for April 4, 2007, to approve the merger with CME. While we intend to opportunistically pursue strategic acquisitions and alliances to enhance our global competitive position, the market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the securities industry, which may adversely affect our ability to find acquisition targets or strategic partners that fit our strategic objectives.

Because of these market trends, our competition may increase. Our inability to anticipate and manage these and other risks effectively could have a material adverse effect on our business as a whole.

Our clearinghouse operations expose us to substantial credit risk of third parties, and our financial condition will be adversely affected in the event of a significant default

Our clearinghouse acts as the counterparty to all trades consummated on or through the Exchange and those consummated off-exchange and cleared through us. As a result, we are exposed to substantial credit risk of third parties, including our clearing firms. We are also exposed, indirectly, to the credit risk of the customers of our clearing firms. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we have policies and procedures to help assure that our clearing firms can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. We also have in place measures intended to enable us to cover any default and maintain liquidity. However, these measures may not be sufficient to protect us from a default and we may be materially and adversely affected in the event of a significant default. While not required, we may choose to put a substantial part of our working capital at risk if a clearing firm defaults on its obligations to our clearinghouse and its margin and security deposits are insufficient to meet its obligations toward us.

Proposals of legislation or regulatory changes preventing clearing facilities from being owned or controlled by exchanges, even if unsuccessful, may limit or stop our ability to run a clearinghouse

Many clearing firms have increasingly stressed the importance to them of centralizing clearing of futures contracts and options on futures in order to maximize the efficient use of their capital, exercise greater control over their value at risk and extract greater operating leverage from clearing activities. Many have expressed the view that clearing firms should control the governance of clearinghouses or that clearinghouses should be operated as utilities rather than as for-profit enterprises. Some of these firms, along with the Futures Industry Association, are attempting to cause legislative or regulatory changes to be adopted that would facilitate mechanisms or policies that allow market participants to transfer positions from an exchange-owned clearinghouse to a clearinghouse owned and controlled by clearing firms. If these legislative or regulatory changes are adopted, our strategy and business plan may lead clearing firms to establish, or seek to use, alternative clearinghouses for clearing positions established on the Exchange. Even if they are not successful in their efforts, the factors described above may cause clearing firms to limit or stop the use of our clearinghouse. If any of these events occur, our revenues and profits would be materially and adversely affected.

Our revenues and profitability depend significantly upon trading volumes in the markets for light sweet crude oil futures and options contracts and Henry Hub natural gas futures and options contracts

Our revenues depend significantly on trading volumes in the markets for light sweet crude oil futures and options contracts and Henry Hub natural gas futures and options contracts. Trading in light sweet crude oil futures and options contracts accounted for 26.2%, 31.0% and 35.4% of our consolidated clearing and transaction fee revenues for the years ended December 31, 2006, 2005 and 2004, respectively. Trading in Henry Hub natural gas futures and options contracts accounted for 14.0%, 16.3% and 17.1% of our consolidated clearing and transaction fee revenues for the years ended December 31, 2006, 2005 and 2004, respectively. A decline in trading volumes or in our market share in these markets, including a decline which results in such markets no longer being considered the benchmarks, lack of price volatility, increased competition, possible regulatory changes, such as the Energy Policy Act of 2005, which phased out the blending of methyl tertiary butyl ether (“MTBE”) into gasoline, or adverse publicity and government investigations related to events in the North American natural gas and power markets, could significantly reduce our revenues and jeopardize our ability to remain profitable and grow.

Our business depends in large part on fluctuations in commodities prices

Participants in the markets for energy and precious metals commodities trading pursue a range of trading strategies. While some participants trade in order to satisfy physical consumption needs, others seek to hedge contractual price risk or take arbitrage positions, seeking returns from price movements in different markets. Trading volume is driven largely by the degree of volatility—the magnitude and frequency of fluctuations—in prices of commodities. Higher volatility increases the need to hedge contractual price risk and creates opportunities for arbitrage trading. Energy commodities markets historically, and precious metals commodities markets recently, have experienced significant price volatility. We cannot predict whether this pattern will continue, or for how long, or if this trend will reverse itself. Were there to be a sustained period of stability in the prices of energy or precious metals commodities, we could experience substantially lower trading volumes, and potential declines in revenues as compared to recent periods.

In addition to price volatility, we believe that the increase in global energy prices, particularly for crude oil, during the past few years has led to increased trading volume of global energy commodities, including trading volume in our markets. As oil prices have risen to record levels, we believe that additional participants have entered the markets for energy commodities trading to address their growing risk-management needs or to take advantage of greater trading opportunities. If global crude oil prices return to their historically lower levels, it is possible that many market participants, particularly the newer entrants, could reduce their trading activity or leave the trading markets altogether. Global energy prices are determined by many factors, including those listed below, that are beyond our control and are unpredictable. Consequently, we cannot predict whether global energy prices will remain at their current levels, nor can we predict the impact that these prices will have on our future revenues or profitability.

Factors that are particularly likely to affect price volatility and price levels of energy commodities, and thus our trading volume, include:

•	supply and demand of energy commodities;

•	weather conditions affecting certain energy commodities;

•	national and international economic and political conditions;

•	perceived stability of commodities and financial markets;

•	the level and volatility of interest rates and inflation;

•	supply and demand of alternative fuel sources; and

•	financial strength of market participants.

Any one or more of these factors may reduce price volatility or price levels in the markets for energy commodities trading, which in turn could reduce trading activity in those markets,

including in our markets. Moreover, any reduction in trading activity could reduce liquidity which in turn could further discourage existing and potential market participants and thus accelerate any decline in the level of trading activity in these markets. In these circumstances, the markets with the highest trading volumes, and therefore the most liquidity, would likely have a growing competitive advantage over other markets.

We are unable to predict whether or when these unfavorable conditions may arise in the future or, if they occur, how long or severely they will affect our trading volumes. A significant decline in our trading volumes, due to reduced volatility, lower prices or any other factor, could have a material adverse effect on our revenues, since our transaction fees would decline, and in particular on our profitability, since our revenues would decline faster than our expenses, many of which are fixed. Moreover, if these unfavorable conditions were to persist over a lengthy period of time, and our trading volumes were to decline substantially and for a long enough period, the liquidity of our markets—and the critical mass of transaction volume necessary to support viable markets—could be jeopardized.

A decline in the availability of commodities traded in our markets could reduce our liquidity and may materially adversely affect our revenues and profitability

Our revenues depend significantly on the continued availability of the commodities underlying the products that we trade. We are thus highly dependent upon such continued availability of the commodities underlying the products traded in our markets. If reserves of the commodities underlying the products that we trade are depleted or additional reserves are not found, we could suffer a material adverse effect on our business, financial condition and operating results.

We depend on our executive officers and other key personnel

Our future success depends in large part upon the continued service of our executive officers, as well as various key management, technical and trading operations personnel. We believe that it is difficult to hire and retain executive management with the skills and abilities desirable for managing and operating a derivatives exchange. The loss of key management could have a material adverse effect on our business, financial condition and operating results. Any of our key personnel, including those with written employment contracts, may voluntarily terminate his or her employment with us. Our future success also depends, in significant part, upon our ability to recruit and retain highly skilled and often specialized individuals as employees. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. We have historically relied and continue to rely on knowledgeable members of the Exchange to serve on our board of directors. We benefit greatly from such members serving in this capacity. There is no guarantee that we will have the continued service of these members. Significant losses of such key personnel, particularly to competitors, could have a material adverse effect on our business, financial condition and operating results. In addition, the CFTC recently adopted a final rule that makes the standards for independence of a director stricter than the current standards. However, the adoption of such rule may result in the preclusion of many of our members, on whose service we have historically relied, from continued or future service on our board of directors.

We depend on third party suppliers for services that are important to our business

In addition to our reliance on CME, we depend on a number of suppliers, such as banks, telephone companies, online service providers, data processors and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

We may be unable to keep up with rapid technological changes

To remain competitive, we will be dependent on the continued enhancement and improvement of the responsiveness, functionality, accessibility and features of our software, network distribution systems and other technologies. In addition, we will be dependent on CME’s ability to enhance and improve the responsiveness, functionality, accessibility and features of its software, network distribution systems and other technologies, including CME Globex electronic trading platform. The financial services industry is characterized by rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render obsolete our existing proprietary technology and systems. Our success will depend, in part, on our, and with respect to CME Globex electronic trading platform, CME’s, ability to:

•	increase the number of devices, such as trading and order routing terminals, capable of sending orders to the floor and to our electronic trading platform;

•	develop or license leading technologies useful in our business;

•	enhance our existing services;

•	develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective clients; or

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We, or CME, may be unable to successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. We, or CME, may be unable to respond in a timely manner to changing market conditions or customer requirements, and a failure to so respond could have a material adverse effect on our business, financial condition and operating results.

The success of our markets will depend on the availability of electronic trading systems that have the functionality, performance, reliability, speed and liquidity required by our customers

The future success of our business depends in large part on our ability to provide access to interactive electronic marketplaces in a wide range of derivatives products that have the required functionality, performance, reliability, speed and liquidity to attract and retain customers. We expect that a significant portion of our overall volume will be generated through electronic trading on CME Globex electronic trading platform. However, historically a significant amount of the overall volume was generated through our open outcry trading facilities. CME Globex electronic trading platform may not be capable of accommodating all of the complex trading strategies typically used for our options on futures contracts. CME may not complete the development of, or successfully implement, the required electronic functionality for our options on futures contracts. Moreover, our customers who trade options may not accept CME Globex electronic trading platform. In either event, our ability to increase trading volume of options on futures contracts on CME Globex electronic trading platform would be adversely affected. In addition, if CME is unable to develop its electronic trading systems to include other products and markets, or if their electronic trading systems do not have the required functionality, performance, reliability, speed and liquidity, we may not be able to compete successfully in an environment that is increasingly dominated by electronic trading.

Computer and communications systems failures and capacity constraints could harm our reputation and our business

Our failure to operate, monitor or maintain our computer systems and network services, including those systems and services related to our electronic trading platform, or, if necessary, to find replacements for our technology in a timely and cost-effective manner, could have a material adverse effect on our reputation, business, financial condition and operating results. We rely and expect to continue to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Failure of our systems or those of our third party providers, such as CME Globex electronic trading platform, may result in one or more of the following effects:

•	suspension of trading;

•	unanticipated disruptions in service to customers;

•	slower response times;

•	delays in trade execution;

•	decreased customer satisfaction;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	security breaches;

•	litigation or other customer claims;

•	regulatory sanctions; and

•	inability to transmit market data.

Our status as a CFTC registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volume. Heavy use of our computer systems or of CME Globex electronic trading platform during peak trading times or at times of unusual market volatility could cause our systems or CME Globex electronic trading platform to operate slowly or even to fail for periods of time. We monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, our estimates of future trading volume may not be accurate and our systems or CME Globex electronic trading platform may not always be able to accommodate actual trading volume without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations. We or CME may experience system failures, outages or interruptions on either CME Globex electronic trading platform or our open outcry platform that will materially and adversely affect our business. For example, in September 2002, May 2003, April 2005 and again in the fourth quarter of 2006, CME experienced technical failures that resulted in a temporary suspension of trading on CME Globex electronic trading platform. However, we cannot assure you that if we and/or CME experience system errors or failures in the future that they will not be material.

Any such system failures, outages or interruptions could result from a number of factors, including power or telecommunications failure, acts of God, war or terrorism, human error, natural disasters, fire, sabotage, hardware or software malfunctions or defects, computer viruses, acts of vandalism or other events. Any failures that cause an interruption in service or decrease our responsiveness, including failures caused by customer error or misuse of our systems, could impair our reputation, damage our brand name and have a material adverse effect on our business, financial condition and operating results.

Acts beyond our control, including war, terrorism or natural disasters may result in the closing of our trading and clearing operations and render our back-up data and recovery center inoperable

The September 11, 2001 terrorist attack on the World Trade Center, which was located near the building that houses our headquarters and primary trading floors, resulted in the closing of our trading and clearing operations for four business days, and rendered our back-up data and recovery center inoperable. In order to replace our back-up data and recovery site, we leased temporary space in New Jersey while we developed a plan for a permanent business recovery facility outside of New York City. In 2002, we leased space for a suitable permanent recovery site, where we invested in the development of a back-up trading floor and data center. The new recovery site became fully operational in the second quarter of 2003. However, future acts of war, terrorism, natural disasters, human error, power or telecommunications failure or other events may result in the closing of our trading and clearing operations, including any electronic trading effectuated on CME Globex electronic trading platform, and render our back-up data and recovery center inoperable. Any such shut down of our operations or CME Globex electronic trading platform may have a material adverse effect on our business, financial condition and operating results.

Having our headquarters, primary trading floors and most of our employees and market participants housed in one building in lower Manhattan, notwithstanding having a business recovery facility and plan in place, could allow a catastrophic event to result in a material adverse effect on our business, financial condition and operating results.

Our networks and those of our third party service providers may be vulnerable to security risks

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volume and have a material adverse effect on our business, financial condition and operating results.

Declines in the global financial markets may materially and adversely affect our business

Adverse economic and political conditions may cause declines in global financial markets and may affect our operating results. The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the global financial services markets, which could potentially result in reduced trading volume. These events could materially adversely affect our business. These factors include:

•	economic and political conditions in the United States and elsewhere in the world;

•	wavering institutional/consumer confidence levels;

•	the availability of cash for investment by mutual funds and other institutional as well as retail investors; and

•	legislative and regulatory changes.

Acquisitions and strategic partnerships, if any, may not produce the results we expect

We plan to opportunistically pursue acquisitions, strategic partnerships and joint ventures, such as our recently announced investments in the Montréal Exchange and Optionable, Inc. that will allow us to expand our range of products and services, expand the distribution of our products to more customers, and enhance our operational capabilities. However, we cannot assure you that we will be successful in either developing, or fulfilling the objectives of, any such alliance, or that the companies in which we may invest with continue to remain profitable. Further, those activities may strain our resources and may limit our ability to pursue other strategic and business initiatives, including acquisitions, which could have a material adverse effect on our business, financial condition and operating results. Additionally, joint ventures and other partnerships may involve risks not otherwise present for investments made solely by us. For example, we may not control the joint ventures; joint venture partners may not agree to distributions that we believe are appropriate; joint venture partners may not observe their commitments; joint venture partners may have different interests than we have and may take action contrary to our interests; and it may be difficult for us to exit a joint venture after an impasse or if we desire to sell our interest. In addition, conflicts or disagreements between us and our strategic partners or joint venture partners may negatively impact our business.

Our market data fees may be reduced or eliminated by the growth of electronic trading and electronic order entry systems

We sell our market data to individuals and organizations that use our markets or monitor general economic conditions. Revenues from our market data totaled $63.6 million, representing 12.8% of our total operating revenues, $44.5 million, representing 13.3% of our total operating revenues, and $32.6 million, or 13.7% of our total operating revenues, during the years ended December 31, 2006, 2005 and 2004, respectively. Electronic trading systems do not usually impose separate charges for supplying market data to trading terminals. If we do not separately charge for market data supplied to trading terminals, and trading terminals with access to our markets become widely available, we could lose market data fees from those who have access to trading terminals. We will experience a reduction in our revenues if we are unable to recover that fee revenue through terminal usage fees, transaction fees or other increases in revenues.

Our cost structure is largely fixed

We base our overall cost structure on historical and expected levels of demand for our products and services. If demand for our products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis. In addition, we may have certain continuing costs related to operations that have terminated, such as our recent closure of our open outcry futures exchange in London, England. If we are unable to reduce our costs in the amount that our revenues decline, our profitability could be materially adversely affected.

Damage to our reputation could have a material adverse effect on our business

One of our competitive strengths is our reputation and brand name. Our reputation could be harmed in many different ways, including by our regulatory, governance or technology failures or by member or employee misconduct. Damage to our reputation could cause the trading volume on the Exchange to be reduced. We run the risk that our employees or persons who use our markets will engage in fraud or other misconduct, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. This, in turn, may have a material adverse effect on our business, financial condition and operating results.

Optionable, Inc. and the Montréal Exchange are subject to certain risks

Optionable, Inc. and the Montréal Exchange are subject to many of the same risks as we are. To the extent these risks affect the future performance of each of the businesses of Optionable, Inc. and the Montréal Exchange, and, in turn, the market price of the share capital of Optionable, Inc. and the Montréal Exchange respectively, the value of our investment in Optionable, Inc. or the Montréal Exchange could be materially affected.

Risks relating to our capital structure

Our governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of our stockholders

In general, a corporation’s board of directors is responsible for the business and affairs of the corporation. Delaware law, however, permits a certificate of incorporation to provide otherwise. As a result of the demutualization transaction in 2000, each NYMEX membership was converted into one Class A membership in NYMEX Exchange and one share of our common stock (which shares of common stock subsequently were recapitalized 90,000-for-1 upon the closing of the General Atlantic transaction). In connection with providing open outcry trading protections to the owners of the Class A memberships, neither the board of directors nor our stockholders have any ability to change, or any responsibility or liability with respect to, the trading rights protections afforded to the owners of the Class A memberships (who are not required to be stockholders, but must be owners of Class A memberships in NYMEX Exchange) under the NYMEX Exchange By-laws.

For as long as open outcry trading exists at NYMEX Exchange (but in all events until March 14, 2011, unless the owners of Class A memberships agree otherwise), we are committed to

(i) maintain our current facility, or a comparable facility, for the dissemination of price information and for open outcry trading, clearing and delivery and (ii) provide reasonable financial support for technology, marketing and research for open outcry markets. Additionally, for as long as open outcry trading exists at NYMEX Exchange (but in all events until March 14, 2011, unless the owners of Class A memberships agree otherwise), none of the following actions may be taken without prior agreement of the owners of the Class A memberships:

•

any new category of fees or category of charges of any kind generally applicable to Class A members and not specifically related to a product or type of product, and for core products only (which include our light sweet crude oil futures and options contracts and natural gas futures and options contracts), any change in fees of any kind;

•

elimination of any product from a Class A member’s trading rights and privileges or the imposition of any restrictions or limitations on such rights and privileges (including, without limitation, the right to lease a Class A member’s trading rights);

•

the elimination, suspension or restriction of open outcry trading, unless a product is no longer “liquid” in which case open outcry trading in that particular product may be eliminated, suspended or restricted by our board of directors. For these purposes, “liquid” means a futures or options contract listed for trading on NYMEX Exchange where the total trading volume executed by open outcry in the applicable trading ring for that contract for the most recent three (3) month period is at least 20% or more of the total trading volume executed by open-outcry in the applicable trading ring for that contract for the three month period immediately preceding the most recent three (3) months;

•

an increase or decrease in the number of Class A memberships, for which the prior agreement of the owners of Class A memberships will be required even if open outcry trading no longer exists at NYMEX Exchange;

•	issuance of trading permits for current open outcry products;

•

material changes related to the membership, eligibility or capital requirements to become a member, member firm or clearing member, to lease a membership or to exercise the associated trading or clearing rights or privileges;

•	any change in regular trading hours;

•	changes to current procedures for setting margin requirements;

•	material changes to the eligibility criteria and composition of the committees of NYMEX Exchange;

•	any transaction that causes the clearinghouse to no longer be wholly-owned by NYMEX Exchange; and

•	any change in the economic rights described in the next four paragraphs.

In the event NYMEX Exchange permanently terminates all open outcry trading of any NYMEX Division product and instead lists such product for trading only via electronic trading, or at least 90% of contract volume of such product is from electronic trading, owners of Class A memberships will receive 10% of the gross revenue attributable to all revenue from the electronic trading of such NYMEX Division product, but not including market data fees or revenues from bilateral transactions cleared through NYMEX ClearPort® Clearing (or its successor), or, if greater, 100% of the revenue from any additional special fee or surcharge applicable to the electronic trading of such NYMEX Division product. This payment will commence at the time of such permanent termination of open outcry trading or such shift of at least 90% of contract volume to electronic trading for such NYMEX Division product.

In addition, owners of Class A memberships will receive the fees (net of applicable expenses directly related to the establishment and maintenance of the NYMEX miNY™ Designee Program for NYMEX miNYs™ traded on the floor of NYMEX Exchange) charged by NYMEX Exchange to participants in such program, for as long as such program exists.

If a new product is introduced on NYMEX Exchange that is not traded by open outcry, NYMEX Exchange will commence open outcry trading if so requested by written petition by the owners of a majority of the Class A memberships then outstanding; provided that the board of directors may determine to end such open outcry trading if, on any annual anniversary of the commencement of open outcry trading in that product, open outcry volume for that year is not at least 20% of the total volume for that product (open outcry volume plus electronic volume) for that year.

In the event that we determine it is advisable to make certain of our cash-settled futures contracts available for physical delivery, we may be required to modify the fees that we charge on such contracts. Any change in fees for core products (including light sweet crude oil futures and options contracts and natural gas futures and options contracts) would require the consent of the owners of the Class A memberships. If the owners of the Class A memberships do not approve the fee modifications, we may be precluded from making certain of our cash-settled futures contracts available for physical delivery, which could have a material adverse effect on our business, financial condition and results of operations.

Accordingly, owners of Class A memberships may have interests that differ from or may conflict with those of holders of our common stock.

Holders of common stock who also own Class A memberships in NYMEX Exchange may have interests that differ from or may conflict with those of holders of common stock who are not also owners of Class A memberships in NYMEX Exchange

The holders of our common stock who also own Class A memberships in NYMEX Exchange will, if voting in the same manner on any matters, control the outcome of a vote on all such matters submitted to our stockholders for approval, including electing directors and approving changes of control. See “—Our governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of our stockholders.” In addition, 10 of the 15 members of the board of directors are members of NYMEX Exchange.

Additionally, we are dependent upon the revenues from the trading and clearing activities of the members of NYMEX Exchange. This dependence also gives NYMEX Exchange members substantial influence over how we operate our business.

Many of NYMEX Exchange’s members derive a substantial portion of their income from their trading or clearing activities on or through NYMEX Exchange. In addition, trading privileges on NYMEX Exchange have substantial independent value. The amount of income that members of the Exchange derive from their trading or clearing activities and the value of their memberships in the Exchange are in part dependent on the fees which are charged to trade, clear and access our markets and the rules and structure of our markets. Exchange members, many of whom act as floor brokers and floor traders, benefit from trading rules, membership privileges and fee discounts that enhance their trading opportunities and profits.

In view of the foregoing, holders of common stock who also own a Class A membership in NYMEX Exchange may not have the same economic interests as holders of common stock who do not also own a Class A membership in NYMEX Exchange. In addition, the owners of Class A memberships may have differing interests among themselves depending on a variety of factors, including the role they serve in our markets, their method of trading and the products they trade. Consequently, the owners of Class A memberships may advocate that we enhance and protect their clearing and trading opportunities and the value of their trading privileges over their economic interest in us represented by our common stock they own.

The COMEX Division governing documents provide for the protection and support of the COMEX Division by granting certain voting and other rights to the owners of the COMEX Division memberships which may restrict our ability to take certain actions that we might have otherwise implemented

On January 28, 1994, we entered into the Agreement and Plan of Merger, as amended, by and among the NYMEX Division, COMEX Acquisition Corp. and the COMEX Division (“COMEX Merger Agreement”), relating to, among other things, the NYMEX Division’s acquisition of the COMEX Division and the establishment of certain rights to be retained by the owners of the COMEX Division memberships. On September 20, 2006, we entered into an agreement (the “COMEX Transaction Agreement”), by and among us, the NYMEX Division, the COMEX Division and the Governors’ Committee of the COMEX Division (the “COMEX Governors’ Committee”), which, along with the Amended and Restated COMEX By-laws, amended the rights retained by the owners of the COMEX Division memberships. On November 20, 2006, the owners of COMEX Division memberships approved the COMEX Transaction Agreement between the COMEX Division and us. The provisions of this agreement permit the NYMEX Division, among other things, to expand electronic trading of the metals contracts and thereby permit expanded electronic access to these markets by non-COMEX Division members and to permit after-hours trading and side-by-side trading of COMEX Division contracts via CME Globex electronic trading platform in exchange for 6,484,800 shares of common stock of NYMEX Holdings. The COMEX Transaction Agreement was consummated on November 20, 2006.

The amended rights given and/or retained by the owners of the COMEX Division memberships relate primarily to trading rights protections, COMEX Division membership fee protections, COMEX Division membership benefit protections, and merger/spinoff protections, all as more fully set forth in the COMEX Transaction Agreement and the Amended and Restated COMEX By-laws. In view of the foregoing, our ability to take certain actions that it may deem to be in our best interest, including actions relating to the operation of the open-outcry trading facility. Consequently, the owners of COMEX Division memberships may advocate that we enhance and protect their trading and other protections over their economic interest in us represented by NYMEX Holdings common stock they own.

Delaware law and provisions of the governing documents of NYMEX Holdings could enable the board of directors to prevent or delay a change of control of NYMEX Holdings and adversely affect market value

The Amended and Restated Certificate of Incorporation of NYMEX Holdings (“Amended and Restated Certificate of Incorporation”) and the Amended and Restated By-laws of NYMEX

Holdings (“Amended and Restated By-laws”) contain provisions which may be viewed as anti-takeover provisions. These anti-takeover provisions are described under the subheading “Certain Anti-takeover matters” under “Description of common stock.” In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested shareholder” for three years after the shareholder becomes an interested shareholder, unless the corporation’s board of directors and shareholders approve the business combination in a prescribed manner or the interested shareholder has acquired a designated percentage of our voting stock at the time it becomes an interested shareholder.

These anti-takeover provisions, along with provisions of Delaware law and the trading rights protections described in “—Our governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of our stockholders” could, together or separately make more difficult or discourage potential acquisition proposals or delay or prevent a change in control, including transactions in which holders of our common stock might receive a premium for their shares over prevailing market prices; and which could affect the market price for the shares held by stockholders.

Risks associated with purchasing common stock in this offering

The market price of our common stock may fluctuate significantly, and it may trade at prices below the offering price

The market price of our common stock after this offering may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of our prospects;

•	investors’ perceptions of the prospects of the commodities markets and more broadly, the energy markets;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analysts’ recommendations or projections;

•	fluctuations in quarterly operating results;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	changes or trends in our industry, including price volatility, trading volumes, competitive or regulatory changes or changes in the commodities markets;

•	changes in valuations for exchanges and other trading facilities in general;

•	adverse resolution of new or pending litigation against us;

•	additions or departures of key personnel;

•	changes in general economic conditions; and

•	broad market fluctuations.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us or our major participants, as well as announced changes in our business plans or those of our competitors, could adversely affect the trading price of our stock, regardless of the likely outcome of those developments. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the IPO price.

Future sales of our common stock may have an adverse impact on its market price or dilute existing stockholders

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of the common stock to decline. This could also limit our future ability to raise capital through an offering of equity securities. After completion of this offering, there will be 92,072,600 shares of common stock issued and outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates” within the meaning of Rule 144 under the Securities Act. For a description of shares eligible for sale in the public market, please see the section entitled “Shares eligible for future sale.” Shares of common stock held by holders of our Series A-1 and Series B-1 Common Stock who are not participating in this offering will become freely tradable on May 15, 2007.

We may not continue to pay dividends on our common stock

Prior to November 7, 2002, we had never paid dividends to our stockholders. Since then, we have paid regular dividends at least twice per year and we have paid five special dividends. Although we have previously announced that our board of directors is currently considering the adoption of a dividend policy, the declaration of any such dividends, which in any event would not occur until after June 30, 2007, would be based on continuing profitability and our strategic and operating needs. As a result, there can be no assurance that future dividends will be paid or, if paid, will be comparable with past dividends.

Risks relating to regulation and litigation

We are subject to the following risks in connection with the regulation of, and litigation relating to, our business.

The legal framework for our industry has been modified, resulting in lower barriers to entry and decreased regulatory costs for competitors

Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have been regulated since 1974. Since its inception, the Commodity Exchange Act (“CEA”) has generally required all purchases and sales of a commodity for future delivery, i.e., futures contracts, to be executed on an exchange that had been approved by the CFTC. While any off-exchange execution of a contract deemed to be a futures contract was thus a violation of the CEA, the CFTC did provide for exemptions for certain over-the-counter instruments. The Commodity Futures Modernization Act of 2000 (“CFMA”) provided clarification and greater legal certainty by expressly excluding or exempting various OTC instruments from the requirement to be executed on a regulated exchange as well as from other regulatory requirements. It is possible that, over time, the chief beneficiaries of the CFMA will be over-the-counter dealers and companies that operate or intend to open exempted electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such electronic exchanges or engage in such bilateral private transactions are the same customers who historically have conducted the vast majority of their financial business on regulated exchanges. In the future, the industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may materially adversely affect our business.

The nature and role of our self-regulatory responsibilities may change

Some financial services regulators have publicly stated their interest in evaluating the ability of a financial exchange, organized as a for-profit corporation, to adequately discharge its self- regulatory responsibilities. In particular, the CFTC recently issued the final version of a “safe harbor” of acceptable practices for compliance with the statutory core principle concerning minimizing conflicts of interest in the decision-making process of the contract market. While the CFTC has made clear that these acceptable practices will not constitute the sole means of complying with this core principle, the specificity of the safe harbor terms leaves unclear what other practices may be deemed to be acceptable compliance. The terms of the safe harbor will become effective on March 16, 2007, but also provide for a phase-in period of two years or two regularly scheduled board of directors election cycles, whichever occurs sooner. The terms of the safe harbor include the establishment of a new regulatory oversight committee (“ROC”) with quite expansive duties and responsibilities. Our regulatory programs and capabilities contribute significantly to our brand name and reputation. Our internal restructuring to implement these acceptable practices and the changes to by-laws and to certificates of incorporation to reflect the changes in board composition at the Exchange will impose new and possibly significant costs and other burdens on us.

We are subject to significant risks of litigation

Many aspects of our business involve substantial risks of litigation. For example, dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of services and systems provided by us. We could incur significant legal expenses defending claims, even those without merit. Although the Commodity Exchange Act and our CFTC-approved disclaimer and limitation of liability rules offer us some protections, an adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition and/or operating results.

We are currently subject to various routine litigation matters. As a result, we could incur significant legal expenses defending claims against us, even those without merit. The adverse resolution of any lawsuits or claims against us could result in our obligation to pay substantial damages, and cause us reputational harm. The initiation of lawsuits or other claims against us, with regard to trading activities, could adversely affect our business, financial condition and results of operations, whether or not these lawsuits or other claims are resolved in our favor. We cannot assure you that we will be successful in defending any of these matters, and resulting adverse judgments could have a material adverse effect on our financial condition.

Any infringement by us on intellectual property rights of others could result in litigation and could materially adversely affect our operations

Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents or other intellectual property protections that concern products or services related to the types of products and services we offer or plan to offer. We may not be aware of all such protections which could result in risk of infringement by our products, services or technologies. Claims of intellectual property infringement are not uncommon in our industry.

In general, if one or more of our products, services or technologies were to infringe upon the intellectual property rights held by others, we may be required to stop developing or marketing the products, services or technologies, or to obtain licenses to develop and market the services from the holders of such intellectual property rights or to redesign the products, services or technologies in such a way as to avoid infringing on the intellectual property claims. If we were unable to obtain these licenses and were required to redesign or stop developing or marketing our products, services or technologies to avoid infringement, we may not be able to redesign, and could be required to stop developing or marketing, our products, services or technologies, which could materially adversely affect our business, financial condition and operating results.

We may not be able to protect our intellectual property rights

We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. Notwithstanding that we take precautions to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our intellectual property without authorization or otherwise infringe on our rights. Additionally, it may be difficult or impossible to enforce our intellectual property rights in certain foreign countries. The unauthorized use of our intellectual property, including in foreign countries, could have a material adverse effect on our business, financial condition, or results of operation. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, in many instances the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could materially adversely affect our business.

A negative outcome for us in New York Mercantile Exchange, Inc. v. IntercontinentalExchange, Inc. could adversely affect our financial condition and operating results

Since November 20, 2002, we have been a party to ongoing litigation regarding intellectual property infringement and contractual interference by ICE relating to ICE’s use of and reference to our settlement prices in its cleared OTC swap contracts for Henry Hub natural gas and West Texas Intermediate crude oil. The federal district court granted ICE’s motion for summary judgment in September 2005. We have appealed this decision before the Second Circuit Court of Appeals. Oral argument was held on November 16, 2006. A negative outcome for us in this case, which could result in the continued and expanded use by ICE and other competitors of our intellectual property without payment of a licensing fee, could have a material adverse effect on our business, financial condition, or results of operations.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our financial condition and operating results

Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. Our policies and procedures to identify, monitor and manage our risks may not always succeed. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. Our policies and procedures may not always be effective and we may not always be successful in monitoring or evaluating the risks to which we are or may be exposed. The failure to assess and mitigate the risks to which we are exposed could have a material adverse effect on our business, financial condition, or results of operation.

Our need to comply with extensive and complex regulation could have a material adverse effect on our business

The commodity futures trading industry is subject to extensive regulation by the CFTC. Many of the regulations we are governed by are intended to protect the integrity of the markets and the public, and not necessarily our shareholders. Regulations affect trading practices and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these regulations may place U.S. exchanges in general, and us specifically, at a competitive disadvantage compared to less regulated competitors. For example, certain of our competitors are regulated by the United Kingdom’s Financial Services Authority (“FSA”), which does not impose the position limits and ceiling on the number of contracts that may be traded at one time that are generally required by the CFTC for certain types of futures contracts, such as those providing for physical settlement. The success of our business depends, in part, on our ability to maintain and increase our trading volume, and if we lose customers to low-cost competitors with fewer regulatory restrictions, our business will be adversely affected. Furthermore, declines in the overall volume of trading derivatives may negatively impact market liquidity on the Exchange, which would result in lower exchange fee revenues and could materially adversely affect our ability to retain our current customers or attract new customers. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to reduce losses or operate profitably.

The CFTC’s authorization expired in 2005; however, reauthorization was not concluded in 2006 and continued through the 2006 legislative session. As part of that 2006 process, various concepts were mentioned as possible areas in which legislation would be appropriate, including, among other things, restrictive limits and severe restrictions on daily price fluctuation for certain energy futures contracts. While we are unaware of any legislative proposal at the present time arising from the reauthorization that would materially affect us, any such proposal may be introduced during this process. Additionally, as part of the Bush administration’s proposed 2007 budget, a proposal was introduced to impose a transaction tax on futures traded domestically. While many participants in the futures industry, including us, are vigorously opposing this proposal, we cannot guarantee that such proposal will not be enacted, which may adversely impact our ability to compete and may reduce our trading volume.

Special note about forward-looking statements

Some of the statements included in this prospectus supplement and the other public filings incorporated by reference herein constitute forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, strategy, anticipated, estimated or projected results or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the success and timing of new futures contracts and products; changes in political, economic or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including, without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets; as well as those described in our annual report on Form 10-K under “Risk factors” and elsewhere in this prospectus supplement and other public filings.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus supplement.

Use of proceeds

All of the shares of common stock offered by this prospectus supplement are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Dividend policy

Our board of directors is currently considering the adoption of a dividend policy. We expect that the declaration of any dividends, which in any event would not occur until after June 30, 2007, would be based on, among other things, our continuing profitability and strategic and operating needs. As a result, there can be no assurance that future dividends will be paid, or if paid will be comparable with past dividends. From 2002 until our initial public offering, we paid regular dividends at least twice per year and we paid five special dividends.

During 2005 and 2006, the following dividends declared were as follows:

Declaration date	Dividend per share(1)	Record date

June 8, 2005	$0.05	June 15, 2005
July 6, 2005	$1.11	July 15, 2005
December 19, 2005	$0.05	December 30, 2005
January 11, 2006	$0.41	January 21, 2006
March 6, 2006	$2.18	March 13, 2006
July 6, 2006	$0.06	July 20, 2006
November 10, 2006	$0.14	March 13, 2006
November 10, 2006	$0.98	November 15, 2006

(1)	Adjusted to show the retroactive effect of the 90,000-for-1 recapitalization of our common stock on March 14, 2006.

Market for registrant’s common equity and related stockholder matters

Prior to March 14, 2006, the closing date of the General Atlantic transaction, our common stock was transferable only with a Class A membership in NYMEX Division. Prior to our initial public offering, our common stock and Class A memberships were traded through a bid-ask system maintained by NYMEX Holdings’ membership department.

The following sale prices (as gathered internally) reflect the bundled price of our common stock and Class A membership through year-end 2005, without giving effect to the ability to transfer our common stock and Class A memberships independently to a limited number of eligible transferees or the 90,000-for-1 recapitalization of our common stock upon the closing of the General Atlantic transaction:

	High	Low

2005
Fourth Quarter	$3,775,000	$3,000,000
Third Quarter	2,850,000	2,600,000
Second Quarter	2,500,000	2,475,000
First Quarter	1,900,000	1,760,000

2004
Fourth Quarter	$2,000,000	$1,745,000
Third Quarter	1,650,000	1,650,000
Second Quarter	1,650,000	1,650,000
First Quarter	1,550,000	1,550,000

Since March 14, 2006, the closing date of the General Atlantic transaction, our common stock and the Class A memberships are independently transferable to a limited number of eligible transferees. Additionally, on March 14, 2006, our common stock was recapitalized 90,000-for-1 upon the closing of the General Atlantic transaction. Accordingly, the following prices reflect the sale prices of our common stock on and after March 14, 2006, giving effect to the ability to transfer our common stock and Class A memberships independently to a limited number of eligible transferees and the 90,000-for-1 recapitalization of our common stock upon the closing of the General Atlantic transaction:

	High	Low

2006
Fourth Quarter (through November 1, 2006)	$63.00	$42.00
Third Quarter	52.00	38.00
Second Quarter	65.00	37.00
First Quarter	60.00	40.00

Our common stock is listed on the New York Stock Exchange under the symbol “NMX” and first traded on November 17, 2006. The following chart lists the quarterly intraday high and low bid prices for shares of our common stock for the fourth quarter of 2006 from November 17, 2006 and for the first quarter of 2007 through March 9, 2007. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

	High	Low

2007
First Quarter (through March 21, 2007)	$141.99	$116.00

2006
Fourth Quarter (from November 17, 2006)	$152.00	$115.07

Capitalization

The following table sets forth the capitalization of NYMEX Holdings as of December 31, 2006. The information set forth below should be read in conjunction with the sections entitled “Selected consolidated financial and other data” in this prospectus supplement and “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and related notes in our 10-K filed on March 5, 2007 incorporated by reference herein.

As of December 31, 2006 (unaudited)
(in thousands, except share data)	Actual

Cash and cash equivalents	$18,631
Marketable securities	485,581

Total cash and marketable securities	$504,212

Long-term debt (including short-tem portion)	83,098
Stockholders’ equity:
Common stock, $0.01 par value; 181,909,600 shares authorized as of December 31, 2006; 94,449,800 issued and 89,678,600 shares outstanding as of December 31, 2006	944
Additional paid-in capital	796,585
Retained earnings (deficit)	(21,823)
Accumulated other comprehensive income (loss), net of tax	(784)

Total stockholders’ equity	774,922

Total capitalization	$858,020

Selected consolidated financial and other information

The following table sets forth selected consolidated financial and other information of NYMEX Holdings. The balance sheet and operating data as of, and for each of the years in, the five-year period ended December 31, 2006 have been derived from the audited consolidated financial statements and notes thereto. The information set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” in our 10-K filed with the SEC on March 5, 2007, the consolidated financial statements and the notes thereto, and other financial information included in our 10-K. Certain reclassifications have been made to prior periods to conform to the current presentation.

	Year ended December 31,
(in thousands, except per share amounts and employees)	2006	2005	2004	2003	2002

Income statement data:
Operating revenues	$497,249	$334,108	$237,432	$184,168	$189,204
Operating expenses	224,190	207,230	186,700	164,919	161,155

Operating income	273,059	126,878	50,732	19,249	28,049
Non-operating income and expenses[1]	5,860	4,123	(3,146)	(3,308)	(2,988)

Income before provision for income taxes	278,919	131,001	47,586	15,941	25,061
Provision for income taxes	124,118	59,873	20,219	7,061	12,762

Net income	$154,801	$71,128	$27,367	$8,880	$12,299

Earnings per share, basic and diluted	$2.31	$87,167	$33,538	$10,882	$15,072

Proforma earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:	$1.90	$0.97	$0.37	$0.12	$0.17

Balance sheet data:
Total assets	$3,623,931	$2,808,747	$454,650	$477,676	$462,755
Long-term debt	80,281	83,098	85,915	88,732	91,551
Total liabilities	2,849,009	2,698,965	327,868	372,261	361,220
Stockholders’ equity	774,922	109,782	126,782	105,415	101,535

Other data (unaudited):
Working capital[2]	$485,767	$112,898	$134,382	$99,628	$93,011
Capital expenses	$11,417	$12,403	$6,639	$13,446	$31,049
Number of employees at end of year	500	533	497	481	489
Total trading and clearing volume	294,808	215,210	169,486	143,902	138,530
Total open interest	19,596	12,416	7,950	4,967	4,477

(1)	Effective January 2005, we entered into a securities lending agreement.
(2)	Current assets minus current liabilities.

Industry

Overview

Futures and options contracts are derivative products that provide means for hedging and asset allocation and are prevalent in nearly all sectors of the global economy. Futures contracts are firm commitments to make or accept delivery of a specified quantity and quality of a commodity during a specific month in the future at a price agreed upon at the time the commitment is made. The buyer, known as the long, agrees to take delivery of the underlying commodity. The seller, known as the short, agrees to make delivery. However, futures markets are rarely used to actually buy or sell the physical commodity or financial instrument being traded and only a small number of contracts traded each year result in delivery of the underlying commodity. Instead, traders generally offset (a buyer will liquidate by selling the contract, the seller will liquidate by buying back the contract) their futures positions before their contracts mature. Options on futures contracts are contracts that provide the buyer the right and the seller the obligation to buy or sell, respectively, a futures contract at a certain price for a limited period of time.

Futures contracts trade in standardized units in a highly visible, extremely competitive, continuous open floor-based auction or electronic matching process. In this way, futures lend themselves to diverse participation and efficient price discovery, which should give an accurate picture of the market. To do this effectively, we believe the underlying market must meet three broad criteria:

•	there must be a large number of diverse buyers and sellers;

•	the underlying physical products must be fungible, that is, products are interchangeable for purposes of shipment or storage; and

•	the prices of the underlying commodities must fluctuate over time.

Typical customers are involved in the production, consumption or trading of energy and metals products and include corporations, financial institutions, hedge funds, institutional investors, governments and professional traders. The environment created by these customer variants provides a liquid and highly competitive market. The top 15 futures exchanges in order of volume of futures and options on futures contracts traded for the year ended December 31, 2006 based on publicly reported data are: CME, Eurex, CBOT, Euronext.liffe, Bolsa de Mercadorias & Futuros, Mexican Derivatives Exchange, NYMEX, National Stock Exchange of India, Dalian Commodity Exchange, ICE Futures, JSE Securities Exchange, South Africa (“SAFEX”), London Metal Exchange, Sydney Futures Exchange, TOCOM, and Korea Stock Exchange. Based on this data, in the United States, the top three futures exchanges are CME, CBOT, and NYMEX.

Energy futures

The markets for energy commodities trading include trading in both physical commodities contracts and derivative instruments across a wide variety of commodities, including crude oil, natural gas, electricity or power, coal, chemicals, weather and emissions. Over the past several years, the markets for energy commodities trading have been characterized by rapid growth and high liquidity, which we believe is due to several factors, including:

•	increased market acceptance of the value of derivatives as risk management tools;

•	greater access to futures and options markets through technological innovation;

•	increased price fluctuation in crude oil, partially created by geopolitical conditions in oil producing countries and increased demand in emerging economies;

•	increased price fluctuation in natural gas, partially created by weather conditions and increased demand in emerging economies;

•	increased demand for commodities as a distinct asset class for portfolio diversification;

•	increased participation in energy markets by financial institutions, such as banks and hedge funds;

•	increased awareness of the ability to obtain or hedge market exposure through the use of futures and options contracts; and

•	changes in the regulatory environment of energy markets around the world, specifically electricity and natural gas.

The following are a few examples of some of our most actively traded energy futures:

•

Crude oil futures:    Light, sweet crude oil futures contract is the world’s most actively traded futures contract on a physical commodity. Light, sweet crude is preferred by refiners because of its low sulfur content and relatively high yields of gasoline, diesel fuel, heating oil, and jet fuel. The NYMEX crude oil futures contract trades in units of 1,000 barrels and the NYMEX miNY™ crude oil futures contract trades in units of 500 barrels, 50% of the size of our standard futures contract.

•

Natural gas futures:    Natural gas accounts for almost a quarter of United States energy consumption, and the NYMEX Exchange’s natural gas futures contract is widely used as a national benchmark price. The NYMEX futures contract trades in units of 10,000 million British thermal units (“mmBtu”). The price is based on delivery at the Henry Hub in Louisiana, the nexus of 16 interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. The NYMEX miNY™ natural gas futures contract, trades in units of 2,500 mmBtu of natural gas, 25% of the size of our standard futures contract.

•

Heating oil futures:    Heating oil, also known as No. 2 fuel oil, accounts for about 25% of the yield of a barrel of crude, the second largest “cut” after gasoline. The heating oil futures contract at the NYMEX Exchange trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in New York harbor. The NYMEX miNY™ heating oil futures contract trades in units of 21,000 gallons (500 barrels), 50% of the size of our standard futures contract.

•

Unleaded gasoline futures:    Gasoline is the largest single volume refined product sold in the United States and accounts for almost half of national oil consumption. It is a highly diverse market, with hundreds of wholesale distributors and thousands of retail outlets, often making it subject to intense competition and price volatility. The NYMEX gasoline futures contract trades in units of 1,000 barrels and the NYMEX miNY™ gasoline futures contract trades in units of 500 barrels, 50% of the size of our standard futures contract. It is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries. The futures contract specifications currently conform to those for reformulated gasoline for blending with MTBE. This futures contract is being phased out in accordance with the Energy Policy Act of 2005, and replaced with a reformulated blendstock for oxygen blending (“RBOB”) futures contract which conforms to industry standards for reformulated regular gasoline blendstock for blending with 10% denatured fuel ethanol (92% purity).

Metals futures

The markets for metal commodities trading includes a wide variety of physical commodities, which are typically separated into precious and non-precious metals. Precious metals include gold, silver and platinum. Non-precious metals include lead, aluminum, copper and zinc. Trading in gold futures and options provides individual investors with an easy and convenient alternative to traditional means of investing in gold, such as bullion, coins, and mining stocks. In addition, a broad cross-section of companies in the gold industry, from mining companies to fabricators of finished products, can use gold futures and options contracts to hedge their price risk.

The following are a few examples of some of our most actively traded metals futures:

•

Gold futures:    Nations have embraced gold as a store of wealth and a medium of international exchange, and individuals buy gold as insurance against the day-to-day uncertainties of paper money. Gold is also a vital industrial metal, used in electronics and other high-tech applications.

•

Silver futures:    Silver is sought as a valuable and practical industrial commodity, and as an appealing investment. The largest industrial users of silver are in the photographic, jewelry, and electronic industries.

•

Copper futures:    Copper is the world’s third most widely used metal, after iron and aluminum, and is primarily used in highly cyclical, manufacturing industries. Trading in copper futures and options provides individual investors with an easy and convenient way to profit from changes in copper prices. In addition, a broad cross-section of companies from copper mining operations to end users can use copper futures and options contracts to protect themselves against adverse price changes.

•	Platinum futures: Our NYMEX Division platinum contract is the world’s longest continuously traded precious metals futures contract. It is considered one of the world’s most valuable industrial metals.

Methods of trading

Trading of futures products at futures exchanges traditionally occurred primarily on physical trading floors in arenas called “pits” through an auction process known as open outcry. Open outcry trading is face-to-face trading, with each trader serving as his or her own auctioneer. As the name implies, traders “cry out” their bids and offers, in combination with hand signals, with the objective of finding a counterparty with whom to trade. Only members owning or leasing a seat on the exchange may trade in the pit, and orders from individual and institutional traders are sent to these members on the trading floor, usually through a broker. The rules of many exchanges also permit block trading, which involves the private negotiation of large purchases and sales away from the trading floor, but which are settled and cleared through the exchange’s clearing facilities.

Futures exchanges additionally offer specialized trades such as an Exchange of Futures for Physical (“EFP”) or an Exchange of Futures for OTC Swap (“EFS”). Each of the aforementioned consists of a simultaneous trade of a futures position for a corresponding physical or OTC swap position, outside of the competitively executed (floor or electronic) market.

In order to expand access to their markets, most futures exchanges, either exclusively or in combination with open outcry trading facilities, provide electronic trading platforms that allow subscribing customers to obtain real-time information about bid and ask prices and trading volume and enter orders directly into the platform’s centralized order book, subject to the agreement of a clearing firm to accept responsibility for clearing the resulting transactions on behalf of the customer. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include the CME Globex electronic trading platform, LIFFE CONNECT® and platforms offered by Eurex and eSpeed. Electronic trading aids broader global participation in markets thereby providing further liquidity. For more information regarding technological advances, please see the section entitled “—Technological advances.”

Liquidity of markets

Liquidity of markets is a key component to retaining current customers and attracting new customers and ensuring the success of a market. Liquidity is important because it means contracts are easy to buy or sell quickly with minimal price disturbance. This is especially important in those contracts with physical delivery mechanisms. Liquidity is a function of the number of participants making a market or otherwise trading in a contract, the size, or notional value of the positions participants are willing to accommodate and the prevailing spread between the levels at which bids and offers are quoted for the relevant contract. As a result, the volume of contracts or transactions executed on an exchange is a widely recognized indicator of liquidity on the exchange. Volume is stated in round turn trades, which represent matched buy and sell orders. In addition, the daily total of positions outstanding on an exchange, or open interest, and notional values of contracts traded are widely recognized indicators of the level of customer interest in a specific contract.

A neutral, transparent and relatively anonymous trading environment, as well as a reputation for market integrity, are critical to the establishment and maintenance of a liquid market. In addition, a successful exchange must provide cost-effective execution and have access to an advanced technology infrastructure that enables reliable and efficient trade execution as well as dependable clearing and settlement capabilities.

Clearing and settlement

Transactions executed on futures exchanges are settled through an entity called a clearinghouse that acts as a central counterparty to the clearing firm on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform and matched, the clearing house facilitates the consummation of the transaction by substituting itself as the counterparty to both the clearing firm that is or represents the buyer and the clearing firm that is or represents the seller in the transaction. By interposing itself between two transacting parties, a clearinghouse guarantees the contractual obligations of the transaction. A clearinghouse also can provide clearing services for transactions that occur outside the pit or electronic platform.

The measures used to evaluate the strength and efficiency of a clearinghouse include the number of transactions that are processed per day, the amount of settlement payments that are handled per day and the amount of collateral deposits managed by the clearinghouse. Examples of clearinghouses for futures products include our wholly-owned clearinghouse, the CME Clearing House, The Clearing Corporation, LCH.Clearnet, Eurex Clearing AG and Singapore Exchange Derivatives Clearing Limited.

Industry size and growth

Based on data from the Futures Industry Association, the total number of futures and options contracts, excluding futures, options and options on futures of individual equities, traded worldwide on reporting derivatives exchanges grew from approximately 3.2 billion in 2001 to approximately 9.0 billion in 2006, representing a compound annual growth rate of 22.9%. In the United States, the total number of futures and options contracts, excluding futures, options and options on futures of individual equities, traded on reporting derivatives exchanges increased from approximately 878 million in 2001 to approximately 2.8 billion in 2006, representing a compound annual growth rate of 26.5%. Energy futures and options contracts traded worldwide on reporting derivatives exchanges increased from approximately 167 million in 2001 to approximately 386 million in 2006, representing a compound annual growth rate of 18.3%.

Annual volume of exchange-traded futures and options (1):

(1)	Excludes futures, options and options on futures of individual equities.

Source: Futures Industry Association.

Annual growth in global futures and options volume:

	Interest rate	Non-interest rate financial(1)	Energy	Metals	Agricultural and other(2)	Financial F&O(1)	Non-financial F&O	Total F&O

2000	12.0%	28.4%	32.2%	(10.8)%	3.4%	18.8%	7.6%	16.3%
2001	38.9%	115.2%	7.8%	(2.3)%	(2.1)%	73.2%	1.6%	58.6%
2002	19.9%	83.6%	25.5%	16.1%	40.0%	55.4%	27.9%	51.8%
2003	27.2%	41.6%	3.9%	22.1%	33.5%	36.7%	19.1%	34.8%
2004	20.7%	(3.8)%	11.9%	7.1%	15.6%	4.0%	12.3%	4.8%
2005	11.7%	9.3%	15.1%	3.2%	26.0%	10.2%	16.9%	10.9%
2006	25.9%	10.9%	37.8%	27.8%	28.7%	16.5%	31.6%	18.2%

(1)	Includes futures, options and options on futures for foreign currency and equity indices, excludes individual equities.

(2)	Other includes chemicals and other.

Source: Futures Industry Association.

Over the past decade, futures trading volume has grown substantially. We expect this trend of growth to continue due to globalization, increasingly sophisticated market participants, deregulation, technological advances and consolidation. These factors are changing the way both the futures and broader commodities and derivatives exchange markets operate. We describe each of these trends below.

Globalization

In recent years, the world’s financial markets, as well as the derivatives exchanges that serve them, have experienced an accelerating pace of globalization. We believe that robust growth and an increasing standard of living in emerging economies such as China and India are causing imbalances in supply and demand of both industrial and agricultural commodities. The emphasis on greater geographic diversification of investments, investment opportunities in emerging markets such as these and expanded cross-border commercial activities are leading to increasing levels of cross-border trading and capital movements. In response to these trends, derivatives exchanges within particular geographic regions are both expanding access to their markets across borders and consolidating.

Increasingly sophisticated market participants

Wealth creation associated with the aging of the global baby boom generation together with a shift from passive to active investment strategies and an increasingly sophisticated investment community is also creating pressure on the financial services industry to utilize more sophisticated risk management techniques, including derivatives. In particular, financial institutions, hedge funds and proprietary trading firms have committed, and are expected to continue to commit, increasing amounts of capital to trading in futures and options on futures contracts. Approximately 400 firms in the hedge fund sector have been identified by a variety of sources as either focused on, or substantially focused on, the energy industry. Of these firms, roughly half have been identified as trading a combination of equities and commodities, as opposed to equities only.

In addition, increasing pressure from a variety of market participants to improve transparency and more effectively manage counter-party risks is causing a shift from over-the-counter to exchange traded derivatives.

Deregulation

Deregulation and the opening of markets within the financial services industry in the United States, Europe and Asia has increased customer access to products and markets, reduced regulatory barriers to product innovation and encouraged consolidation. In particular, in the United States, many regulatory barriers to product development were largely repealed by the enactment of the CFMA. The adoption of the CFMA created a more flexible regulatory framework for exchanges, clearinghouses and other financial institutions. Among other developments, the CFMA authorized the trading of new products, such as futures contracts on individual stocks and narrow-based stock indexes, which were prohibited under prior law as well as permitted clearing of non-exchange traded derivatives. The CFMA also enabled regulated exchanges to self-certify new contracts and rules, without the delays occasioned by regulatory review and approval, permitting quicker product launch and modification. The financial services industry in Europe and Asia has experienced similar changes in its regulatory regime.

Technological advances

Technological advances have led both to the decentralization of exchanges and the introduction of side-by-side trading.

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Decentralization.    Exchanges are no longer required to operate in specific geographic locations, and customers no longer need to act through local financial services intermediaries in some markets. Market participants around the world are now able to trade certain products 24 hours a day through electronic platforms.

•

Electronic trading.    The introduction of electronic platforms for the trading of commodities futures and options 24 hours a day has led several traditional open outcry commodities futures and options exchanges, including ourselves, CME and CBOT, to initiate electronic trading during open outcry hours, which is commonly referred to as side-by-side trading.

Consolidation

We believe that deregulation and competition will continue to pressure exchanges to consolidate across borders to gain operating efficiencies necessary to compete for customers and intermediaries. In addition, in the last several years, the structure of the securities industry has changed significantly through demutualizations and consolidations. In response to growing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. We also believe that there will be continued efforts to consolidate cash markets (or markets that directly trade financial instruments, such as securities, or commodities on a current or forward basis) and derivatives markets on single exchange platforms. While we intend to opportunistically pursue strategic acquisitions and alliances to enhance our global competitive position, the market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the securities industry, which may adversely affect our ability to find acquisition targets or strategic partners that fit our strategic objectives.

Business

Overview

Since our founding 135 years ago, we have evolved into a major provider of financial services to the energy and metals industries. A core component of our business is the revenue derived from our trading facilities and from providing clearing and settlement services through our clearinghouse to a wide range of participants in these industries. A significant amount of revenue is also derived from the sale of market data. On NYMEX Exchange, customers primarily trade energy futures and options contracts, including contracts for crude oil, natural gas, heating oil and gasoline. On COMEX, our customers trade metals futures and options contracts, including contracts for gold, silver, copper and aluminum. In addition, we presently offer soft commodities futures contracts for coffee, sugar, cocoa, cotton and orange juice, and catastrophe risk index futures and options contracts.

We are the largest physical commodity-based futures exchange and clearinghouse in the world and the third-largest futures exchange in the United States, measured by 2006 contract volume. In 2006, approximately 64% of all globally listed energy futures and options contracts were traded on the Exchange, making it the world’s largest exchange for the trading of energy futures and options contracts. Approximately 98.1 million contracts of the Exchange’s light sweet crude oil futures and options products traded and cleared in 2006, making light sweet crude oil the largest and most liquid global benchmark for energy futures and options. Although certain other exchanges offer metals contracts of smaller sizes, in 2006, we were also the largest exchange in the world for the trading and clearing of precious metals based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on the Exchange, with approximately 32.1 million contracts traded and cleared. The Exchange’s gold futures contract is the most liquid precious metal futures contract in the world with approximately 21.1 million contracts traded and cleared in 2006 based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on the Exchange. In 2006, we were also the largest exchange in North America for the trading of platinum group metals contracts. In 2006, COMEX was the largest marketplace for gold and silver futures and options contracts, and the largest exchange in North America for futures and options contracts for copper and aluminum.

We provide facilities to buy, sell and clear energy, precious and base metals, and soft commodities for future delivery under rules intended to protect the interests of market participants. We do not own commodities, trade for our own account, or otherwise engage in market activities. We provide the physical facilities necessary to conduct an open outcry auction market, side-by-side and overnight electronic trading, systems for the matching and clearing of trades executed on the Exchange, and systems for the clearing of certain bilateral trades executed off-exchange. Our markets provide an effective and transparent forum for participants to hedge or trade based upon the value of energy and metals. This environment facilitates price discovery, which in turn enhances trading liquidity. We believe that market participants choose to trade on centralized markets such as the Exchange because of the liquidity those markets help to provide and because those markets perform an important price discovery function. Exchange customers are involved in the production, consumption or trading of energy and metals products and include corporations, financial institutions, institutional investors, hedge funds, governments and professional traders. The liquidity that the Exchange and other centralized markets offer is achieved in large part because the traded contracts have standardized terms and our wholly-

owned clearinghouse mitigates counterparty performance risk. Transactions executed on the Exchange mitigate the risk of counter-party default because our wholly-owned clearinghouse acts as the counter-party to every trade, along with certain bilateral trades executed off-exchange, guaranteeing the financial performance of every contract transacted. To manage the risk of financial nonperformance, we require members to post margin. Trading on the Exchange is regulated by the CFTC, which, in conjunction with our clearinghouse, helps to ensure the integrity of our markets.

Principal products

NYMEX Division

NYMEX Exchange is a leading commodity exchange for trading energy futures and options contracts, including contracts for crude oil, heating oil, gasoline, propane and electricity and is a leading exchange for trading platinum group metals contracts, including platinum futures and options contracts and palladium futures contracts.

In 2006, the volume of futures and options contracts traded and cleared on the NYMEX Division was 183.1 million contracts, an increase of 38.0 million contracts or 26%, compared to 145.1 million contracts in 2005. Futures contract volume was 145.5 million contracts, an increase of 29.5 million contracts or 25%, compared to 116.0 million contracts in 2005. Options contract volume was 37.6 million contracts, an increase of 8.5 million contracts or 29%, compared to 29.1 million contracts in 2005.

In 2005, the volume of futures and options contracts traded and cleared on the NYMEX Division was 145.1 million contracts, an increase of 21.7 million contracts or 18%, compared to 123.4 million contracts in 2004. Futures contract volume was 116.0 million contracts, an increase of 16.3 million contracts or 16%, compared to 99.7 million contracts in 2004. Options contract volume was 29.1 million contracts, an increase of 5.4 million contracts or 23%, compared to 23.7 million contracts in 2004.

The following tables set forth trading and clearing volumes and open interest for our energy futures and options products:

NYMEX Division Contracts Traded and Cleared

For the Years Ended December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Crude oil	88,713	25,236	113,949	66,986	16,565	83,551	54,848	12,968	67,816
Natural gas	27,620	10,971	38,591	20,609	10,152	30,761	18,194	8,665	26,859
Heating oil	14,672	731	15,403	13,324	1,245	14,569	13,016	1,011	14,027
Gasoline	12,662	686	13,348	13,321	1,177	14,498	12,898	1,092	13,990
Other	1,842	1	1,843	1,721	—	1,721	724	1	725

Total	145,509	37,625	183,134	115,961	29,139	145,100	99,680	23,737	123,417

NYMEX Division Contracts Open Interests

At December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Crude oil	1,231	2,748	3,979	822	2,026	2,848	669	1,286	1,955
Natural gas	879	1,514	2,393	541	1,690	2,231	391	943	1,334
Heating oil	220	64	284	162	110	272	153	113	266
Gasoline	142	35	177	139	47	186	163	53	216
Other	25	—	25	—	33	33	31	51	82

Total	2,497	4,361	6,858	1,664	3,906	5,570	1,407	2,446	3,853

We believe the overall growth in total futures and options energy contracts traded and cleared on the NYMEX Division during 2006 was due primarily to the following factors:

•	Continued uncertainty of global oil supplies;

•	Strong global demand for crude oil, heating oil and gasoline;

•	Political events in major oil producing countries in the Middle East and Africa heightened concerns over the reliability of oil exports from such countries;

•	A significant decline in the price of natural gas due to unusually warm weather and high inventory levels; and

•	Increased acceptance and accessibility of electronic trading.

We believe the overall growth in total futures and options energy contracts traded and cleared on the NYMEX Division during 2005 was due primarily to the following factors:

•	Historically high price levels of crude oil and gasoline;

•	Strong global demand for crude oil, heating oil and gasoline;

•	Disruption of oil refineries and natural gas processing facilities in the Gulf of Mexico due to severe hurricanes;

•	A significant increase in the price of natural gas as well as concerns about the North American natural gas supply; and

•	High price differentials between heating oil/gasoline and crude oil.

All of these factors impact the volatility of the commodities which, in turn, increases trading activity.

COMEX Division

The COMEX Division is a leading commodity exchange for futures and options trading of precious metals including gold and silver, as well as base metals including copper and aluminum contracts.

In 2006, the volume of futures and options contracts traded and cleared on the COMEX Division was 32.1 million contracts, an increase of 1.3 million contracts or 4%, compared to 30.8 million contracts in 2005. Futures contract volume was 25.9 million contracts, a decrease of 0.6 million contracts or 2%, compared to 26.5 million contracts in 2005. Options contract volume was 6.2 million contracts, an increase of 1.9 million contracts or 45%, compared to 4.3 million contracts in 2005.

In 2005, the volume of futures and options contracts traded and/or cleared on the COMEX Division was 30.8 million contracts, an increase of 0.4 million contracts or 1%, compared to 30.4 million contracts in 2004. Futures contract volume was 26.5 million contracts, an increase of 1.6 million contracts or 6%, compared to 24.9 million contracts in 2004. Options contract volume was 4.3 million contracts, a decrease of 1.2 million contracts or 23%, compared to 5.5 million contracts in 2004.

The following tables set forth trading and clearing volumes and open interest for our major metals futures and options products:

COMEX Division Contracts Traded and Cleared

For the Years Ended December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Gold	16,785	4,287	21,072	16,622	2,959	19,581	16,061	4,356	20,417
Silver	5,686	1,793	7,479	5,758	1,155	6,913	5,334	968	6,302
High grade copper	3,411	90	3,501	4,092	146	4,238	3,437	203	3,640
Aluminum	17	—	17	39	—	39	84	—	84

Total	25,899	6,170	32,069	26,511	4,260	30,771	24,916	5,527	30,443

COMEX Division Contracts Open Interests

At December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Gold	345	308	653	323	240	563	319	528	847
Silver	101	93	194	131	106	237	101	64	165
High grade copper	67	4	71	103	7	110	93	13	106
Aluminum	1	—	1	1	—	1	8	—	8

Total	514	405	919	558	353	911	521	605	1,126

We believe the overall growth in total futures and options metals contracts traded and cleared on the COMEX Division during 2006 was due primarily to the following factors:

•	Increased inflation;

•	A weakened U.S. currency compared to other international currencies;

•	A decrease in gold available for commercial and financial use due to an increase in gold storage as collateral for exchange traded gold funds; and

•	The increased appeal of silver as an alternative investment.

We believe the overall growth in total futures and options metals contracts traded and cleared on the COMEX Division during 2005 was due primarily to the following factors:

•	The increased appeal of silver as an alternative investment; and

•	A decline in copper warehouse stock as a result of increased demand, strong housing starts and supply disruptions.

All of these factors impact the volatility of the commodities which, in turn, increases trading activity.

NYMEX ClearPort® Clearing

NYMEX ClearPort® Clearing, which launched in 2002, provides for the clearing, through our clearinghouse, of trades in over-the-counter derivatives executed off-exchange that are converted into positions in listed Exchange futures and options. Since inception, the Exchange has increased the number of products offered to 281.

In 2006, the volume of futures and options contracts cleared on NYMEX ClearPort® Clearing was 79.6 million contracts, an increase of 40.3 million contracts or 102%, compared to 39.3 million contracts in 2005. Futures contract volume was 57.0 million contracts, an increase of 25.6 million contracts or 81%, compared to 31.4 million contracts in 2005. Options contract volume was 22.6 million contracts, an increase of 14.7 million contracts or 185%, compared to 7.9 million contracts in 2005.

In 2005, the volume of futures and options contracts cleared on the NYMEX ClearPort® Clearing was 39.3 million contracts, an increase of 23.7 million contracts or 152%, compared to 15.6 million contracts in 2004. Futures contract volume was 31.4 million contracts, an increase of 17.9 million contracts or 133%, compared to 13.5 million contracts in 2004. Options contract volume was 7.9 million contracts, an increase of 5.8 million contracts or 266%, compared to 2.1 million contracts in 2004.

The following tables set forth clearing volumes for products cleared through NYMEX ClearPort® Clearing:

NYMEX ClearPort® Clearing Contracts

For the Years Ended December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Natural gas	54,822	21,003	75,825	29,240	7,616	36,856	12,294	2,093	14,387
Electricity	1,077	291	1,368	1,769	80	1,849	647	5	652
Petroleum	1,006	1,345	2,351	353	250	603	505	74	579
Coal	55	—	55	29	—	29	8	—	8
Other	6	—	6	2	—	2	—	—	—

Total	56,966	22,639	79,605	31,393	7,946	39,339	13,454	2,172	15,626

NYMEX ClearPort® Clearing Open Interests

At December 31,

(in thousands)

	2006			2005			2004
	Futures	Options	Total	Futures	Options	Total	Futures	Options	Total

Natural gas	6,367	4,275	10,642	3,712	1,859	5,571	2,051	732	2,783
Electricity	234	93	327	249	33	282	79	—	79
Petroleum	271	568	839	64	16	80	97	11	108
Coal	8	—	8	3	—	3	1	—	1
Other	3	—	3	—	—	—	—	—	—

Total	6,883	4,936	11,819	4,028	1,908	5,936	2,228	743	2,971

We believe the continued growth of NYMEX ClearPort® Clearing in 2006 and 2005 was due, in part, to traditional over-the-counter market participants seeking credit risk mitigation provided by our clearinghouse for off-exchange trade execution activities. In addition, significant growth in the number of different natural gas products offered, as well as additional products for petroleum and electricity on NYMEX ClearPort® Clearing contributed to the year-over-year increase in volume.

Product distribution

We provide the physical facilities necessary to conduct an open outcry auction market, side-by-side and overnight electronic trading, systems for the matching and clearing of trades executed on the Exchange and systems for the clearing of certain bilateral trades executed off-exchange.

Open outcry trading

Open outcry trading takes place at our facility located at One North End Avenue, New York, New York. Trading is conducted on trading floors, one for each division of the Exchange. Open outcry trading represented approximately 56% of total futures and options contract volume executed and/or cleared on the Exchange in 2006.

Electronic trading and clearing

We provide innovative, advanced trading systems and facilities to serve our customers efficiently. In order to support our expanding international business and product base, we entered into a technology services agreement with CME which enables us to list our products for trading on CME Globex electronic trading platform virtually 24 hours a day and five days per week. On June 9, 2006, we closed the open outcry trading floor operations of the futures exchange in London, England and migrated the trading of our European products to CME Globex electronic trading platform for trade date June 12, 2006.

In 2002, we developed a trade clearing service, NYMEX ClearPort® Clearing, based upon submission to the Exchange’s website of transactions executed off-exchange for clearing on the Exchange. Specifically, NYMEX ClearPort® Clearing is the mechanism by which individually negotiated off-exchange trades are submitted to the Exchange clearinghouse for clearing. This includes clearing for the products that are part of the clearing of off-exchange trades initiative launched in May 2002 as well as the interface used to submit EFP and EFS transactions for energy futures traded as part of NYMEX ClearPort® Trading. NYMEX ClearPort® Clearing achieved a record clearing volume level during 2006 of approximately 79.6 million contracts, increasing from 39.3 million contracts cleared in 2005, and from 15.6 million contracts cleared in 2004.

In January 2003, we launched an electronic trading system, NYMEX ClearPort® Trading. NYMEX ClearPort® Trading provides a trade execution system for certain energy futures products which are based on commonly-traded over-the-counter instruments. Following the migration of our products to CME Globex electronic trading platform, NYMEX ClearPort® Trading will continue to be utilized for certain other of our energy futures products until their migration to CME Globex electronic trading platform upon the achievement of certain trading volumes.

Joint ventures and alliances

Optionable, Inc. and the Montréal Exchange: on March 13, 2007, we entered into definitive agreements to form a strategic alliance with the Montréal Exchange that will include us purchasing a 10% stake of the Montréal Exchange for approximately $77.1 million and the creation of a joint venture company that will serve the Canadian energy industry. We expect to consummate the investment on March 23, 2007. The proposed joint venture between us and the Montréal Exchange will create a new Canadian corporation, headquartered in Calgary, Alberta, that intends to provide trading and clearing of exchange-traded and over-the-counter crude oil, natural gas, and electricity products with a focus on the Canadian markets. On January 22, 2007, we announced that we will purchase a 19% stake in Optionable, Inc., a leading provider of natural gas and other energy derivatives brokerage services, and a warrant exercisable for such number of shares such that our ownership in Optionable, Inc. will increase to 40%.

CME: in April 2006, we entered into a technology services agreement with CME to trade its products on CME Globex electronic trading platform. Listing its energy contracts on the CME Globex platform enables us to dramatically increase its product distribution. This arrangement expands our customer base and allows for its products to be available for trading virtually 24 hours a day and five days per week. We clear and settle all trading of our contracts conducted via CME Globex electronic trading platform through our clearinghouse.

Expertica Limited: during 2006, we entered into a joint venture with Expertica Limited for the purpose of creating a contract based on Russian Urals based crude oil products. Beginning October 22, 2006 for trade date October 23, 2006, our Russian Export Blend Crude Oil (“REBCO”) futures contract was listed on CME Globex electronic trading platform.

Tatweer Dubai LLC: in June 2005, we and Tatweer Dubai LLC, a subsidiary of Dubai Holding L.L.C., entered into a joint venture to develop the Middle East’s first energy futures exchange. As part of this venture, DME Holdings Limited (“DME Holdings”), which is jointly owned by us and Tatweer Dubai LLC, was incorporated as a limited company under the laws of Bermuda. DME Holdings is the sole owner of DME, a limited liability company formed under the laws of the DIFC, a financial free zone designed to promote financial services within the United Arab Emirates. It is expected that the DME will commence trading in the second quarter of 2007 and initially will offer for trading the Oman Sour Crude Oil futures contract. The DME is regulated by the Dubai Financial Services Authority, a regulatory body modeled after the United Kingdom’s Financial Services Authority and established within the DIFC.

During 2005, we entered into various memoranda of understanding for the purposes of developing various areas of cooperation, including business opportunities, with, among others, Interconnexion Electrica, S.A. of Colombia, the Budapest Commodity Exchange and the Mexican Derivatives Exchange. We have previously entered into memoranda of understanding with the Shanghai Futures Exchange, the Taiwan Futures Exchange and the Central Japan Commodity Exchange. In addition, we also entered into a licensing agreement with Multi Commodity Exchange of India Ltd.

Clearinghouse function

The Exchange serves a clearinghouse function, standing as a financial intermediary on every futures and options transaction cleared. Through our clearinghouse, we maintain a system of guarantees for performance of obligations owed to buyers and sellers. This system of guarantees is supported by several mechanisms including margin deposits, guaranty funds posted by clearing members with our clearinghouse and default insurance. The amount of margin deposits on hand will fluctuate over time as a result of, among other things, the extent of open positions held at any point in time by market participants in NYMEX Division and COMEX Division contracts and the margin rates then in effect for such contracts. We are required, under the Commodity Exchange Act, to maintain separate accounts for cash and securities that are deposited by clearing members at banks, approved by us, as margin for house and customer accounts. These clearing deposits are used by members to meet their obligations to us for margin requirements on open futures and options positions, as well as delivery obligations.

Our clearinghouse provides the operational infrastructure to allow position matching, reporting and margining for each NYMEX Division and COMEX Division contract. This structure permits parties to trade with one another without individual credit determinations or counterparty credit risk. Further, it allows for the daily flow of marked-to-market variation margin payments and allows us to look to the financial strength of its clearing members. Specifically, the clearinghouse ensures that trading is conducted in an orderly manner by matching and recording trades, collecting and maintaining margins, allocating margins according to the positions of the clearing members, matching open short with open long positions for delivery, allocating delivery notices, and generating trading and delivery statistics. The clearinghouse acts as a fiscal transfer agent, transferring money at a minimum of two times per day from the margin funds of traders whose market positions have increased in value—all via our clearing members.

As a safeguard to ensure proper settlement of contracts, each clearing member is required to maintain a security deposit, in the form of cash or U.S. Treasury securities with a maturity of ten years or less or money market mutual funds, of a minimum of $2 million in the Guaranty Fund. The Guaranty Fund contained approximately $242.1 million in cash, U.S. Treasury securities and money market mutual funds as of December 31, 2006. The Guaranty Fund is controlled by us and may be used to cover the financial defaults of a clearing member on either or both divisions. These amounts on deposit in the Guaranty Fund, however, are not our property and are not available to pay debt service. Interest earned on security deposits, in the form of U.S. Treasury securities and money market mutual funds, is the property of the clearing member firm that deposited such security while interest earned on security deposits in the form of cash is our property. We also maintain a $115 million default insurance policy to protect us and clearing members in the event that a default in excess of $200 million occurs. We pay the insurance premiums on the default insurance policy. Additionally, we intend to enter into a revolving credit agreement. This agreement will provide a line of credit which could be drawn upon in the event of a clearing member default. Such an arrangement will provide us with same-day funds to settle such clearing member default, while providing enough time for an efficient distribution from the Guaranty Fund. Proceeds from the sale of Guaranty Fund securities would be used to repay borrowings under the line of credit.

During the first quarter of 2004, we established additional retail customer protections supported by a commitment of at least $10 million available at all times to promptly reimburse retail customers in the event of a clearing member default as a result of a default by another customer where margin funds from the retail customer’s account are used to address the default. Retail customers are defined as those that do not otherwise qualify as “eligible contract participants” under the requirements of the Commodity Exchange Act, and are not floor traders or floor brokers on the Exchange or family members of an Exchange floor trader or floor broker who maintains an account at the same clearing firm.

The Exchange, as a self-regulatory organization, has instituted detailed risk-management policies and procedures to guard against default risk with respect to contracts traded and cleared on the

Exchange. In order to manage the risk of financial non-performance, the Exchange (i) has established that clearing members maintain at least $5 million in minimum working capital; (ii) limits the number of net open contracts that can be held by any clearing member, based upon that clearing member’s capital; (iii) requires clearing members to post original margin collateral for all open positions, and to collect original margin from their customers; (iv) pays and collects variation margin on a marked-to-market basis at least twice daily; (v) requires clearing members to collect variation margin from their customers; (vi) requires deposits to the Guaranty Fund from clearing members which would be available to cover financial non-performance; and (vii) has broad assessment authority to recoup financial losses. The Exchange also maintains extensive surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of members. In addition, NYMEX Division clearing members, as all NYMEX Division member firms, are each currently required to pledge two Class A memberships, or “seats,” at the NYMEX Exchange and 150,000 shares of NYMEX Holdings common stock. The COMEX Division clearing member firms, as all COMEX Division member firms, must each pledge two COMEX Division memberships.

As part of the Exchange’s powers and procedures designed to backstop contract obligations in the event of a default, the Exchange may levy assessments on any of its clearing members if there are insufficient funds available to cover a deficit. The maximum assessment on each clearing member firm is the lesser of $30 million or 40% of such clearing member firm’s modified regulatory capital as reported periodically to the Exchange.

Despite our authority to levy assessments or impose fees, there can be no assurance that the relevant members will have the financial resources available to pay, or will not choose to be expelled from membership rather than pay, any dues, fees or assessments. We believe that assessment liabilities of a member arising prior to expulsion are contractual in nature and, accordingly, survive expulsion. In addition, we would have recourse to such member and the proceeds from its sale of such member’s collateral would apply towards any outstanding obligations to the Exchange of such member.

Moreover, despite the risk mitigation techniques adopted by, and the other powers and procedures implemented by us, which are designed to, among other things, minimize the potential risks associated with the occurrence of contract defaults on the Exchange, there can be no assurance that these powers and procedures will prevent contract defaults or will otherwise function to preserve the liquidity of the Exchange.

We conduct clearing through the Clearing 21® system. This system, a highly flexible clearing system, developed jointly with the CME, was rolled out in 1999. The Clearing 21® system was upgraded in the Fall of 2001 to permit clearing member access via the internet, as well as to accommodate an enhanced product base, including the clearing of off-exchange contracts. The system enables us to perform functions relating to banking, settlement, asset management, delivery management, position management and margins.

We have an excellent risk management track record. NYMEX Division has never experienced an incident of a clearing member default, nor has there been a default on COMEX Division since it was acquired by us in 1994. Our clearing function enables us to guarantee the financial performance of all contracts traded and/or cleared on NYMEX Division or COMEX Division.

Market data

We provide proprietary real-time and delayed market data information to subscribers relating to prices of futures and options contracts traded and cleared on the Exchange. Market data provides information about bids, offers, trades and trade size to companies and organizations that use our markets. This information plays a vital role in the trading activity of our products as well as the trading activity in related cash and derivatives markets. Market data is distributed through dedicated networks pursuant to approximately 140 global market data vendor contracts. These vendors consolidate our market data with that from other exchanges, other third-party data providers and news services, and then re-sell the consolidated data. During 2005, we launched new products that provide real-time market data, news and advanced analytics to desktops and mobile devices. We intend to grow this segment of our market data business by enhancing our current market data and information product offerings, developing new products and services, and marketing programs to increase the use of our market data.

As of December 31, 2006, our market data was displayed on approximately 130,000 devices. Revenues from market data comprised 12.8%, 13.3%, and 13.7% of our consolidated operating revenues for the years ended December 31, 2006, 2005, and 2004, respectively. On January 1, 2007, we implemented a new fee structure that we anticipate will generate an increase in market data revenue.

Competitive environment

We encounter competition in all aspects of its business and competes directly with other exchanges, both domestic and foreign, and OTC entities, some having substantially greater capital and resources and offering a wider range of products and services and with certain foreign or OTC entities operating under a different and possibly less stringent regulatory regime. More specifically, energy and metals derivatives trading generally occurs in global markets that are comprised of trading on regulated exchanges, on unregulated or exempt exchange-type markets, and in traditional bilateral OTC markets. We believe that the principal strengths include the integrity of our marketplace, the relative prices of services and products we offer, our substantial liquidity base, our worldwide brand recognition and the quality of our clearing and execution technology and services.

We face the threat of competition from the activities of domestic, foreign and emerging exchanges or unregulated exchange-equivalents in the United States. Exchanges designated as “contract markets” or “derivatives transaction execution facilities” pursuant to the CFMA can compete with us in offering market trading of futures and options contracts in both of these regulatory tiers. For instance, in 2004, the Chicago Board of Trade (“CBOT”) listed for trading an additional futures contract (to its metals product slate) in gold futures designed to compete with the Exchange’s gold futures contract. The trading of this product does represent a source of competition. In December 2006, we commenced the side-by-side electronic trading of COMEX metals products, including the gold futures contract. Such trading has resulted in the recapture of some of the market share previously lost to the CBOT. Moreover, the CFMA has created additional opportunities for new competitors to provide trading facilities resulting in an expansion in the number of designated contract markets since the implementation of the CFMA. According to the CFTC, eight new contract market designations have been approved since the implementation of the CFMA although three of these designations subsequently were deemed to be dormant by the CFTC. While no new designated contract markets directly compete with us, these exchanges, as well as any other new entrant, could potentially compete with our markets.

Moreover, the CFMA increased the ability of competitors to offer largely unregulated competing products that are economically or otherwise financially-equivalent to futures contracts. For instance, ICE, an electronic trading system for, among other things, various OTC energy products, was created by several large merchant energy and energy companies and currently operates as an “exempt commercial market” under the CFMA. ICE is engaged in the trading of several energy instruments which are financially equivalent to those traded on the Exchange. More generally, OTC trading of contracts similar to those traded or cleared on the Exchange, such as swaps, forward contracts and Exchange “look-alike” contracts, in which parties directly negotiate the terms of their contracts, represents a significant source of potential competition for the Exchange. OTC trading of such products could be a significant factor affecting our trading volumes and operating revenues if market participants perceive OTC products and exchange-traded futures and options as competing alternatives rather than as complementary risk management tools. In addition to ICE, fifteen other entities have notified the CFTC that they will be operating pursuant to the exemption applicable to exempt commercial markets.

The CFMA also expanded the ability of companies to engage in the business of clearing OTC instruments, which previously was not expressly permitted by statute. One of the advantages of a regulated cleared OTC instrument versus an uncleared OTC instrument, we believe, is that the existence of a clearinghouse mitigates potential counterparty credit risk in the OTC markets. As such, to the extent that companies are able to enter the business of the clearing of OTC instruments, this may represent a source of potential competition to the Exchange and could be a significant factor affecting the Exchange’s trading volumes and operating revenues. The NYMEX ClearPort® Clearing initiative represents the Exchange’s effort to enter into this type of business. There are other companies, such as the Guaranty Clearing Corporation, a subsidiary of the Clearing Corporation (formerly the Board of Trade Clearing Corporation), and EnergyClear, which have also commenced operations for the clearing of OTC energy derivatives, although EnergyClear is now deemed to be dormant by the CFTC. The London Clearing House (now known as LCH.Clearnet Limited) has also been registered as a Derivatives Clearing Organization with the CFTC and has established a clearing arrangement in both the U.S. and the U.K. with ICE. More recently, CME has also commenced preparations to provide OTC clearing services.

The CFTC’s authorization expired in 2005; however, reauthorization was not concluded in 2006 and will continue through the 2007 legislative session. As part of that 2006 process, various concepts were mentioned as possible areas in which legislation would be appropriate, including, among other things, severe restrictions on daily price fluctuation limits and increased margins for certain energy futures contracts. While we are unaware of any legislative proposal at the present time arising from the reauthorization that would materially affect us, any such proposal may be introduced during this process. Additionally, as part of the Bush administration’s proposed 2007 budget, a proposal was introduced to impose a transaction tax on futures traded domestically. While many participants in the futures industry, including us, are vigorously opposing this proposal, we cannot guarantee that such proposal will not be enacted, which may adversely impact our ability to compete on an international level.

Volume on foreign futures and options exchanges is growing as the benefits of risk management through futures and options trading become more appreciated throughout the world and risk management techniques are adopted to meet the needs of local economies. This growing global awareness has not only aided the growth of foreign exchanges but has, to a certain extent, also benefited the Exchange as non-U.S. enterprises become Exchange members and customers of other Exchange members.

Volumes on the Exchange continue to grow, as do volumes on the market of its competitors. Consequently, under present competitive conditions, we presently believe that neither increasingly liquid foreign markets nor other competitive factors have taken material volume away from the Exchange. In particular, in 2006, ICE Futures, the U.K.-based subsidiary of ICE, listed for trading three futures contracts based on our light sweet crude oil, heating oil and gasoline futures contracts.

We have objected to the CFTC in that ICE Futures is operating pursuant to CFTC staff no-action relief which is intended to permit foreign futures and options to be made electronically available for trading by foreign exchanges in the U.S. without requiring such foreign exchanges to register with the CFTC as a contract market. We have raised concerns with the CFTC regarding the appropriateness of this relief for domestic-based futures contracts.

The CFTC announced that it intends to re-examine its use of the no-action letter process and held a public hearing on June 27, 2006 to consider what constitutes a foreign board of trade that is not subject to CFTC jurisdiction and regulation. ICE Futures’ ability to offer new futures products under its existing no-action relief could be impacted by the pendency of the CFTC’s policy review and any actions taken by the CFTC as a result of its policy review. If ICE Futures is unable to offer additional products, or if its offerings of products are subject to additional regulatory constraints, its business could be adversely affected. Alternatively, in the event ICE Futures is allowed to continue to list these products in the U.S., pursuant to no-action relief and outside of the CFTC’s authority, this may present a source of competition to several of our benchmark contracts and may have an adverse impact on our business.

In the past few years, there has been significant consolidation in the provision of clearing services. In 2003, the CME and the CBOT announced a common clearing link whereby the CME would provide clearing and settlement services for all CBOT products. This linkage became fully operational in January 2004. Additionally, on October 17, 2006, CME announced that they had entered into a merger agreement with CBOT, pursuant to which CBOT will be acquired by CME. On March 15, 2007, ICE presented a competing bid to CBOT, which caused CBOT to delay its shareholder meeting, originally scheduled for April 4, 2007, to approve the merger with CME. In December 2003, the London Clearing House and Clearnet, two significant European clearinghouses, completed a merger to form the LCH.Clearnet Group. In addition, ICE acquired the New York Board of Trade and its clearinghouse in January 2007. To the extent that other entities are able to provide clearing on products which compete with our products and are able to provide benefits to market users from such consolidations, this may represent a source of competition to the Exchange and could be a significant factor affecting trading volumes and operating revenues.

The Exchange, like other commodity and financial exchanges, is directly affected by such factors as national and international economic and political conditions, broad trends in business and finance, legislation and regulations affecting the national and international financial and business communities (including taxes), currency values, the level and volatility of interest rates, fluctuation in the volume, volatility and price levels in the commodities markets and the perception of stability in the commodities and financial markets. These and other factors can affect the Exchange’s volume of trading and the stability and liquidity of the commodities markets. A reduced volume of commodity transactions and reduced market liquidity would result in lower revenues for us derived from transaction and clearing fees. In periods of reduced transactions, our profitability would also likely be adversely affected because certain of its expenses are relatively fixed.

The top 15 futures exchanges in order of volume of futures and options on futures contracts traded for the year ended December 31, 2006 based on publicly reported data are: CME, Eurex, CBOT, Euronext.liffe, Bolsa de Mercadorias & Futuros, Mexican Derivatives Exchange, NYMEX, National Stock Exchange of India, Dalian Commodity Exchange, ICE Futures, JSE Securities Exchange, South Africa (“SAFEX”), London Metal Exchange, Sydney Futures Exchange, TOCOM, and Korea Stock Exchange. Based on this data, in the United States, the top three futures exchanges are CME, CBOT and NYMEX.

Recent developments

Dubai Mercantile Exchange

On February 20, 2007, DME, which we developed in June 2005 with Tatweer Dubai LLC, a subsidiary of Dubai Holding L.L.C., to be one of the first exchanges in the Middle East which will, when opened trade energy futures including the Oman Sour Crude Oil futures contract, announced that the Middle East’s first energy futures exchange will officially launch on May 1, 2007. DME also announced the completion of its state-of-the-art trading floor locating in the DIFC. The two-storey high, 500 square-meter trading floor is the first of its kind in the region. It will bring together a broad range of local, regional and international participants, and is equipped with the latest technology for traders to electronically transact energy futures contracts and manage their risk. In addition, DME, ENOC Supply & Trading (LLC) and Emirates Airline are exploring the potential development of a jet fuel futures contract in collaboration with other industry stakeholders with a view to listing the first jet fuel futures contract on the Exchange later in 2007. The establishment of an exchange inside the DIFC and the associated clearing and settlement services to be provided by the NYMEX Clearinghouse are subject to regulatory approval from the DFSA and the licensing of the DME as an AMI to operate as an exchange. Furthermore, all clearing and settlement services to be provided by us to DME are subject to us becoming recognized by the DFSA to operate a remote clearinghouse in the DIFC and subject to the review and/or approval of the CFTC. Until the above regulatory approvals have been granted, no trading on the DME will be permitted and no person will be admitted as a member of the DME.

Montréal Exchange and Optionable, Inc. investments

On March 13, 2007, we entered into definitive agreements to form a strategic alliance with the Montréal Exchange that will include us purchasing a 10% stake of the Montréal Exchange for approximately $77.1 million and the creation of a joint venture company that will serve the Canadian energy industry. We expect to consummate the investment on March 23, 2007. The proposed joint venture between us and the Montréal Exchange will create a new Canadian corporation, headquartered in Calgary, Alberta, that intends to provide trading and clearing of exchange-traded and over-the-counter crude oil, natural gas, and electricity products with a focus on the Canadian markets. On January 22, 2007, we announced that we will purchase a 19% stake in Optionable, Inc., a leading provider of natural gas and other energy derivatives brokerage services, and a warrant exercisable for such number of shares such that our ownership in Optionable, Inc. will increase to 40%. Upon completion of our investments in Optionable, Inc. and the Montréal Exchange, we will have a seat on the board of directors of each of Optionable, Inc. and the Montréal Exchange. Our investment in Optionable, Inc. will be accounted for using the equity accounting method and our investment in the Montréal Exchange will be accounted for using the cost method of accounting.

Initial public offering

On November 22, 2006, we completed an IPO of our common stock at a price of $59.00 per share. In connection with this offering, we sold 5,390,000 shares of our common stock, and certain selling stockholders sold 1,110,000 shares of common stock held by them. In addition, we sold 975,000 shares of our common stock pursuant to the underwriters’ full exercise of their over-allotment option. Our common stock is listed on the New York Stock Exchange under the symbol “NMX” and began trading on November 17, 2006. A summary of the terms of the IPO can be found in the prospectus as filed with the SEC on November 17, 2006.

COMEX Division transaction

In 1994, we acquired the COMEX Division through the COMEX Merger Agreement which provided for certain trading rights and protections for the owners of COMEX Division memberships which survived the effective date of the acquisition of the COMEX Division by the NYMEX Division. On November 20, 2006, the owners of COMEX Division memberships approved the COMEX Transaction Agreement between COMEX and us to expand electronic trading of the metals contracts and thereby permit expanded electronic access to these markets by non-COMEX Division members and to permit after-hours trading and side-by-side trading of COMEX Division contracts via CME Globex electronic trading platform in exchange for 6,484,800 shares of our common stock. The COMEX Transaction Agreement was consummated on November 20, 2006.

Legal proceedings

Set forth below is a description of material litigation to which we are a party, as of December 31, 2006. Although there can be no assurance as to the ultimate outcome, we believe we have a meritorious defense and are vigorously defending the matter described below. The final outcome of any litigation, however, cannot be predicted with certainty, and an adverse resolution of this matter could have a material adverse effect on our consolidated results of operations, financial position and/or cash flows.

We have been named as a defendant in the following legal action:

New York Mercantile Exchange, Inc. v. IntercontinentalExchange, Inc. On November 20, 2002, NYMEX Exchange commenced an action in United States District Court for the Southern District of New York against ICE. The amended complaint alleges claims for: (a) copyright infringement by ICE arising out of ICE’s uses of certain NYMEX Exchange settlement prices; (b) service mark infringement by reason of use by ICE of the service marks NYMEX and NEW YORK MERCANTILE EXCHANGE; (c) violation of trademark anti-dilution statutes; and (d) interference with contractual relationships. On January 6, 2003, ICE served an Answer and Counterclaims, in which ICE alleges five counterclaims against NYMEX Exchange as follows: (1) a claim for purported violation of Section 2 of the Sherman Act, 15 U.S.C. § 2, for NYMEX Exchange’s allegedly trying to maintain a monopoly in the execution of the North America energy futures and expand the alleged monopoly into the execution and clearing of North American OTC energy contracts by attempting to deny ICE access to NYMEX Exchange settlement prices; (2) a claim for purported violation of Section 1 of the Sherman Act by conspiring with certain of its members to restrain trade by attempting to deny ICE access to NYMEX Exchange settlement prices; (3) a claim for alleged violation of Section 2 of the Sherman Act by NYMEX Exchange for purportedly denying ICE access to NYMEX Exchange’s settlement prices which are allegedly an “essential facility”; (4) a claim for purported violation of Section 1 of the Sherman Act and Section 3 of the Clayton Act by NYMEX Exchange for allegedly tying execution services for North American energy futures and options to clearing services; and (5) a claim for purported violation of the Lanham Act through false advertising with respect to certain services offered by NYMEX Exchange and services offered by ICE. The counterclaims request damages and trebled damages in amounts not specified yet by ICE in addition to injunctive and declaratory relief.

On August 11, 2003, the Court issued an opinion dismissing certain counterclaims and one affirmative defense, with leave to replead. On or about August 28, 2003, NYMEX Exchange was served with ICE’s First Amended Counterclaims in which ICE made four counterclaims against NYMEX Exchange principally alleging violations of U.S. antitrust laws, including claims regarding monopoly leveraging.

By Order and Opinion dated June 30, 2004, the Court granted NYMEX Exchange’s motion and dismissed all of the antitrust counterclaims asserted against NYMEX Exchange. ICE did not appeal this decision.

By Order and Opinion dated September 29, 2005, the Court (1) granted ICE’s motion for summary judgment to the extent of dismissing NYMEX Exchange’s federal claims for copyright and trademark infringement and dismissing without prejudice (by declining to exercise supplemental jurisdiction), NYMEX Exchange’s state law claims for violation of trademark anti-dilution statutes and interference with contractual relationships, and (2) denied NYMEX Exchange’s cross-motion for partial summary judgment on copyright infringement and tortious interference with contract. On October 13, 2005, NYMEX Exchange filed a notice of appeal with the United States Court of Appeals for the Second Circuit. NYMEX Exchange filed its appeal brief on January 24, 2006. The appeal has been fully briefed. Oral argument was heard on November 16, 2006. This case is ongoing.

Principal and selling stockholders

The following table sets forth information regarding beneficial ownership of common stock of NYMEX Holdings as of March 8, 2007 by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group;

•	each selling stockholder; and

•	all selling stockholders as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

At the time of our initial public offering, management, including our Executive Chairman, Richard Schaeffer, received stock options and restricted stock units that are subject to four-year vesting schedules. Those grants do not appear in the table below because they do not vest within 60 days of March 8, 2007 and therefore are not deemed to be beneficially owned. For example, Richard Schaeffer received stock options exercisable for 180,000 shares of common stock and restricted stock units exercisable for 35,000 shares of common stock, which are not reflected in the beneficial ownership information below. These and other grants are described in our Current Report on Form 8-K filed on November 24, 2006.

This table lists applicable percentage ownership based on 92,072,600 shares of common stock outstanding.(1)

The following table illustrates that (A) as of March 8, 2007, no director, other than William E. Ford, or executive officer of the Company, beneficially owned more than 1% of all the outstanding shares of common stock of the Company and (B) no persons other than certain investment entities affiliated with General Atlantic LLC and William E. Ford are the beneficial owners of 5% or more of the shares of common stock of the Company. A person has beneficial ownership over shares if the person has voting or investment power over the shares.

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Directors
Richard Schaeffer(2)	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	15,000	15,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	45,000	45,000	*

Robert Halper(3)	A-1	90,000	*	0	90,000	*
	A-2	90,000	*	0	90,000	*
	A-3	90,000	*	0	90,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	270,000	*	0	270,000	*

James Newsome(4)	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

Stephen Ardizzone	A-1	62,000	*	0	62,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	182,000	*	0	182,000	*

Neil Citrone	A-1	30,000	*	0	30,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	0	90,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Melvyn Falis	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

William E. Ford(6)	(6)	8,160,000	8.86%	900,900	7,259,100	7.88%

A. George Gero	A-1	60,000	*	0	60,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	5,600	*	0	5,600	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	196,800	*	0	196,800	*

Thomas Gordon	A-1	30,000	*	8,000	22,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	8,000	82,000	*

Harvey Gralla	A-1	30,000	*	0	30,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	0	90,000	*

David Greenberg	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	25,000	*	0	25,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	85,000	*	20,000	65,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Daniel Rappaport	A-1	60,000	*	0	60,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	0	180,000	*

Frank Siciliano(5)	A-1	33,000	*	0	33,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	93,000	*	0	93,000	*

Robert Steele	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

Dennis Suskind	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

Executive Officers (who are not directors)
Kenneth Shifrin	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Christopher Bowen, Esq.	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	0	0	0	0	0

Samuel Gaer	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

All directors and executive officers as a group (25 in total)	A-1	455,000	*	58,000	397,000	*
	A-2	450,000	*	15,000	435,000	*
	A-3	445,000	*	0	445,000	*
	B-1	8,400	*	1,400	7,000	*
	B-2	8,400	*	0	8,400	*
	B-3	8,400	*	0	8,400	*
	All(6)(7)	9,535,200	10.36%	975,300	8,559,900	9.30%

5% Stockholders
Investment entities affiliated with General Atlantic LLC(6) c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830	(7)	8,160,000	8.86%	900,900	7,259,100	7.88%

Selling Stockholders
AIG Clearing Corporation	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

AIG International Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Santo G. Ammirato	A-1	30,000	*	18,000	12,000	*
	A-2	29,000	*	0	29,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	88,000	*	18,000	70,000	*

Scott H. Arenstein	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	6,000	*	6,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	6,000	*	6,000	0	0

Scott Howard Arenstein GRAT III	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Scott M. Arnel	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Salvatore Azzara	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

Raymond F. Banjany	A-1	24,000	*	18,000	6,000	*
	A-2	24,000	*	0	24,000	*
	A-3	24,000	0	0	24,000	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	72,000	*	18,000	54,000	*

Frank Barbarino	A-1	25,000	*	12,000	13,000	*
	A-2	25,000	*	0	25,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	78,000	*	12,000	66,000	*

Bear Stearns Securities Corp.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Paul D. Becker	A-1	22,000	*	12,000	10,000	*
	A-2	20,000	*	0	20,000	*
	A-3	20,000	*	0	20,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	62,000	*	12,000	50,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Clifford Berger	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	30,000	60,000	*

Harry Bienenfeld	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

John B. Bishop	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

Bluefin Energy LLC(8)	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

BNP Paribas Commodity Futures, Inc.	A-1	270,000	*	240,000	30,000	*
	A-2	270,000	*	30,000	240,000	*
	A-3	270,000	*	0	270,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	810,000	*	270,000	540,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Eric T. Bolling (9)	A-1	72,000	*	12,000	60,000	*
	A-2	70,000	*	0	70,000	*
	A-3	48,000	*	0	48,000	*
	B-1	5,600	*	0	5,600	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	206,800	*	12,000	194,800	*

Robert H. Borders	A-1	30,000	*	6,000	24,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	6,000	84,000	*

Erik Brachman	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	700	2,100	*
	All	8,400	*	6,300	2,100	*

John G. Bradberry	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	1,000	*	0	1,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	61,000	*	30,000	31,000	*

David M. Brodlie	A-1	26,000	*	5,000	21,000	*
	A-2	28,000	*	0	28,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	82,000	*	5,000	77,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Jason Brodsky	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	1,400	1,400	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	4,200	4,200	*

Michael Brown	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Mark Burnett	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	20,000	70,000	*

Calyon Financial Inc.	A-1	270,000	*	100,000	170,000	*
	A-2	217,000	*	0	217,000	*
	A-3	163,000	*	0	163,000	*
	B-1	8,400	*	8,400	0	0
	B-2	8,400	*	0	8,400	*
	B-3	8,400	*	0	8,400	*
	All	675,200	*	108,400	566,800	*

Calyon Financial SNC	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	5,600	0	0
	B-2	5,600	*	5,600	0	0
	B-3	5,600	*	5,600	0	0
	All	16,800	*	16,800	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Campania Holdings LP	A-1	60,000	*	60,000	0	0
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	60,000	120,000	*

Cataldo J. Capozza	A-1	14,000	*	14,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	74,000	*	14,000	60,000	*

Cargill, Incorporated	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	5,600	0	0
	B-2	5,600	*	5,600	0	0
	B-3	5,600	*	5,600	0	0
	All	16,800	*	16,800	0	0

James J. Celestino	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Anthony A. Celli	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	0	2,800	*
	All	98,400	*	15,600	82,800	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Joseph R. Chiusano	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

Michael Chukusky	A-1	30,000	*	17,000	13,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	17,000	73,000	*

Citigroup Global Markets Inc.	A-1	150,000	*	120,000	30,000	*
	A-2	150,000	*	0	150,000	*
	A-3	150,000	*	0	150,000	*
	B-1	11,200	*	11,200	0	0
	B-2	11,200	*	0	11,200	*
	B-3	11,200	*	0	11,200	*
	All	483,600	*	131,200	352,400	*

Charles Cohen	A-1	90,000	*	10,000	80,000	*
	A-2	90,000	*	0	90,000	*
	A-3	90,000	*	0	90,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	270,000	*	10,000	260,000	*

Stephen Jay Cohen	A-1	25,000	*	25,000	0	0
	A-2	28,000	*	2,000	26,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	81,000	*	27,000	54,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Constellation Energy Commodities Group, Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Angelo Coscia	A-2	13,000	*	8,000	5,000	*
	A-2	15,000	*	0	15,000	*
	A-3	15,000	*	0	15,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	43,000	*	8,000	35,000	*

Michael J. Coscia	A-1	97,000	*	50,000	47,000	*
	A-2	101,000	*	0	101,000	*
	A-3	117,000	*	0	117,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	315,000	*	50,000	265,000	*

Thomas A. Cunningham	A-1	34,000	*	34,000	0	0
	A-2	30,000	*	18,000	12,000	*
	A-3	33,000	*	0	33,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	97,000	*	52,000	45,000	*

Vincent Cuomo	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	34,000	*	0	34,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	94,000	*	10,000	84,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Mark I. Curran	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

Deutsche Bank AG	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	5,600	*	0	5,600	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	196,800	*	30,000	166,800	*

Deutsche Bank Securities Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Daniel Dicker	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Mark V. Dimon	A-1	0	0	0	0	0
	A-2	30,000	*	10,000	20,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	60,000	*	10,000	50,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

John V. Donzelli	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

DRW Commodities, LLC	A-1	90,000	*	60,000	30,000	*
	A-2	90,000	*	30,000	60,000	*
	A-3	90,000	*	30,000	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	270,000	*	120,000	150,000	*

Francis A. Dubie	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	8,400	*	8,400	0	0
	B-2	8,400	*	0	8,400	*
	B-3	8,400	*	0	8,400	*
	All	25,200	*	8,400	16,800	*

Christopher Engel	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	20,000	70,000	*

Michael Epstein	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

David Erdman	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Isaac Ergas	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	700	2,100	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	700	7,700	*

Estate of Robert M. DeRose	A-1	27,000	*	27,000	0	0
	A-2	27,000	*	13,000	14,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	83,000	*	40,000	43,000	*

Estate of Richard Allen Moskowitz	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	15,000	83,400	*

Adam Faber	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Daniel H. Faber	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Lee H. Fader	A-1	17,000	*	17,000	0	0
	A-2	20,000	*	0	20,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	67,000	*	17,000	50,000	*

Louis C. Falzarano	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

FC Stone, LLC	A-1	60,000	*	0	60,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	188,400	*	8,400	180,000	*

Peter Fede	A-1	32,000	*	10,000	22,000	*
	A-2	32,000	*	0	32,000	*
	A-3	25,000	*	0	25,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	89,000	*	10,000	79,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Charles E. Federbush	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Bruce Fein	A-1	30,000	*	15,000	15,000	*
	A-2	31,000	*	0	31,000	*
	A-3	31,000	*	0	31,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	92,000	*	15,000	77,000	*

Frederik C. Ferriola	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

Robert E. Fink	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

Warren Fink	A-1	31,000	*	4,000	27,000	*
	A-2	29,000	*	0	29,000	*
	A-3	24,000	*	0	24,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	84,000	*	4,000	80,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Mark B. Fischer	A-1	193,000	*	51,000	142,000	*
	A-2	183,000	*	0	183,000	*
	A-3	184,000	*	0	184,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	560,000	*	51,000	509,000	*

Randi W. Fisher	A-1	60,000	*	40,000	20,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	40,000	140,000	*

John J. Fitzgerald	A-1	45,000	*	15,000	30,000	*
	A-2	44,000	*	0	44,000	*
	A-3	41,000	*	0	41,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	130,000	*	15,000	115,000	*

Jeffrey M. Freitas	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	700	2,100	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	700	7,700	*

Michael Friedman	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Robert M. Fromm, Jr.	A-1	46,000	*	15,000	31,000	*
	A-2	37,000	*	0	37,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	113,000	*	15,000	98,000	*

Tara Maureen Fromm	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	1,400	1,400	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	4,200	4,200	*

Stephen J. Gelbstein	A-1	60,000	*	13,000	47,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	13,000	167,000	*

Alan R. Genachowski	A-1	20,000	*	20,000	0	0
	A-2	30,000	*	10,000	20,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	80,000	*	30,000	50,000	*

Anthony Giarletta	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Jonathan Glaubach	A-1	34,000	*	20,000	14,000	*
	A-2	28,000	*	0	28,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	92,000	*	20,000	72,000	*

Glencore Commodities Ltd.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Glencore Ltd.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Sanford J. Goldfarb	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Noel Goodrich	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Nathaniel Gosberg	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	32,800	65,600	*

Sylvia Gosberg	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

Martin Greenberg	A-1	120,000	*	100,000	20,000	*
	A-2	120,000	*	0	120,000	*
	A-3	120,000	*	0	120,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	368,400	*	100,000	268,400	*

Gregory A. Greves	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

Robert Greves	A-1	30,000	*	7,000	23,000	*
	A-2	31,000	*	0	31,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	91,000	*	7,000	84,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Carl H. Grill	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	5,000	25,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	35,000	55,000	*

John K. Hamlet	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Hammerman Family Limited Partnership	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	20,000	78,400	*

Brian Hand	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	30,000	60,000	*

John H. Hanemann	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	1,400	4,200	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	16,800	*	1,400	15,400	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Robert B. Harmon Sr.	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

Muriel Harris	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	700	2,100	*
	All	8,400	*	6,300	2,100	*

Howard Hazelcorn	A-1	28,000	*	10,000	18,000	*
	A-2	27,000	*	0	27,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	83,000	*	10,000	73,000	*

Kathleen T. Healey	A-1	30,000	*	6,000	24,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	6,000	84,000	*

Lewis B. Helfer	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Brandt J. Hersh	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Bruce Hershenov	A-1	20,000	*	15,000	5,000	*
	A-2	27,000	*	0	27,000	*
	A-3	27,000	*	0	27,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	74,000	*	15,000	59,000	*

Scott Hess(10)	A-1	31,000	*	2,000	29,000	*
	A-2	31,000	*	0	31,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	92,000	*	2,000	90,000	*

Ira Hochman	A-1	60,000	*	15,000	45,000	*
	A-2	54,000	*	0	54,000	*
	A-3	56,000	*	0	56,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	170,000	*	15,000	155,000	*

Peter Howard	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

HSBC Bank USA, National Association	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	8,400	*	8,400	0	0
	B-2	8,400	*	8,400	0	0
	B-3	8,400	*	8,400	0	0
	All	25,200	*	25,200	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

HSBC Securities (USA) Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Hudson River Futures, Inc.	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	5,600	0	0
	B-2	5,600	*	2,800	2,800	*
	B-3	5,600	*	0	5,600	*
	All	16,800	*	8,400	8,400	*

Michael Imperio	A-1	50,000	*	15,000	35,000	*
	A-2	40,000	*	0	40,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	128,400	*	15,000	113,400	*

Lee Jacknow	A-1	30,000	*	12,000	18,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	12,000	78,000	*

JPMorgan Chase Bank NA	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

JPMorgan Futures, Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	*
	B-2	0	0	0	0	*
	B-3	0	0	0	0	*
	All	180,000	*	30,000	150,000	*

Harvey Kahn	A-1	22,000	*	14,000	8,000	*
	A-2	27,000	*	0	27,000	*
	A-3	25,000	*	0	25,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	74,000	*	14,000	60,000	*

Jack Kamin	A-1	30,000	*	9,000	21,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	9,000	81,000	*

Joel D. Kaplan	A-1	30,000	*	1,000	29,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	1,000	89,000	*

Sheila Kaplan	A-1	28,000	*	28,000	0	0
	A-2	28,000	*	15,000	13,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	84,000	*	43,000	41,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Steven J. Karvellas(11)	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

Milton Kaufman	A-1	30,000	*	0	30,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	5,600	*	5,600	0	0
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	106,800	*	5,600	101,200	*

William R. Kelly	A-1	33,000	*	15,000	18,000	*
	A-2	35,000	*	0	35,000	*
	A-3	34,000	*	0	34,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	102,000	*	15,000	87,000	*

John R. Ketcham	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

John F. Kitrick	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

George Kleinman	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

Alan Kleinstein	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	10,000	88,400	*

Ira Koondel	A-1	60,000	*	18,000	42,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	18,000	162,000	*

Kottke Associates, LLC	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Paul J. Kuehn	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Robert G. Kuehn	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

Alan H. Kurtin	A-1	29,000	*	9,000	20,000	*
	A-2	29,000	*	0	29,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	87,000	*	9,000	78,000	*

Marci R. Kurtz	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Mark Lane	A-1	30,000	*	8,000	22,000	*
	A-2	30,000	*	0	30,000	*
	A-3	25,000	*	0	25,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	85,000	*	8,000	77,000	*

Michael A. Lang	A-1	27,000	*	15,000	12,000	*
	A-2	27,000	*	0	27,000	*
	A-3	27,000	*	0	27,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	81,000	*	15,000	66,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Herman Lederberg	A-1	30,000	*	30,000	0	0
	A-2	30,000	0	0	30,000	*
	A-3	30,000	0	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	30,000	60,000	*

Hedwig Lederer	A-1	25,000	*	20,000	5,000	*
	A-2	25,000	*	0	25,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	78,000	*	20,000	58,000	*

Joseph J. Lehey	A-1	34,000	*	15,000	19,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	94,000	*	15,000	79,000	*

Jonathan J. Leifer	A-1	33,000	*	15,000	18,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	93,000	*	15,000	78,000	*

Anthony Lepore	A-1	31,000	*	5,000	26,000	*
	A-2	32,000	*	0	32,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	93,000	*	5,000	88,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Andrew J. Lewis	A-1	60,000	*	11,000	49,000	*
	A-2	60,000	*	0	60,000	*
	A-3	51,000	*	0	51,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	171,000	*	11,000	160,000	*

Robert L. Lewis	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

George Lichtenstein	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

Carl S. Lieberman	A-1	30,000	*	30,000	0	0
	A-2	27,000	*	7,000	20,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	87,000	*	37,000	50,000	*

Louis Dreyfus Corporation	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Madison Tyler Trading LLC(12)	A-1	98,000	*	68,000	30,000	*
	A-2	94,000	*	34,000	60,000	*
	A-3	102,000	*	42,000	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	294,000	*	144,000	150,000	*

Man Financial Inc.(13)	A-1	150,000	*	90,000	60,000	*
	A-2	120,000	*	0	120,000	*
	A-3	120,000	*	0	120,000	*
	B-1	22,400	*	22,400	0	0
	B-2	22,400	*	0	22,400	*
	B-3	22,400	*	0	22,400	*
	All	457,200	*	112,400	344,800	*

Joseph Marchione	A-1	60,000	*	20,000	40,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	20,000	160,000	*

David E. Markowitz	A-1	26,000	*	6,000	20,000	*
	A-2	14,000	*	0	14,000	*
	A-3	12,000	*	0	12,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	52,000	*	6,000	46,000	*

John J. Martin	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Allen J. Marx	A-1	29,000	*	28,000	1,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	89,000	*	28,000	61,000	*

David J. Mattana	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

Frank C. Mavronicolas	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Barry Mayer	A-1	60,000	*	25,000	35,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	188,400	*	25,000	163,400	*

Solomon Mayer	A-1	60,000	*	25,000	35,000	*
	A-2	63,000	*	0	63,000	*
	A-3	60,000	*	0	60,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	191,400	*	25,000	166,400	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Hindi M. Mazel	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Mark Mazel	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	10,000	88,400	*

Michael McCallion	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Douglas S. McClay	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	7,000	*	0	7,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	67,000	*	10,000	57,000	*

James W. McCormack	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Kevin T. McDonnell(14)	A-1	22,000	*	11,000	11,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	82,000	*	11,000	71,000	*

Neil T. McGoldrich	A-1	22,000	*	22,000	0	0
	A-2	22,000	*	11,000	11,000	*
	A-3	22,000	*	0	22,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	66,000	*	33,000	33,000	*

Charles McGuffog	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Kenneth McKay	A-1	30,000	*	6,000	24,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	6,000	84,000	*

Dawn R. McNamara	A-1	30,000	*	7,000	23,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	7,000	83,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

James J. McNamara	A-1	30,000	*	8,000	22,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	8,000	82,000	*

John L. McNamara(15)	A-1	32,000	*	7,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	34,000	*	0	34,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	104,400	*	7,000	97,400	*

Stanley R. Meierfeld(16)	A-1	71,000	*	15,000	56,000	*
	A-2	73,000	*	0	73,000	*
	A-3	90,000	*	0	90,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	242,400	*	15,000	227,400	*

Merrill Lynch Commodities, Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Merrill Lynch Pierce Fenner & Smith Inc.	A-1	120,000	*	90,000	30,000	*
	A-2	120,000	*	60,000	60,000	*
	A-3	120,000	*	60,000	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	360,000	*	210,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Mark R. Mitola	A-1	30,000	*	30,000	0	0
	A-2	32,000	*	5,000	27,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	92,000	*	35,000	57,000	*

Hugh Monahan	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

John F. Moore	A-1	30,000	*	3,000	27,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	2,800	*	0	2,800	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	98,400	*	3,000	95,400	*

Morgan Stanley & Co. Incorporated	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Morgan Stanley Capital Group Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Anthony Moschitta	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	17,000	*	0	17,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	77,000	*	15,000	62,000	*

Robert Ira Moskowitz	A-1	30,000	*	2,000	28,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	2,000	88,000	*

William Mullen	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

John E. Murphy III	A-1	30,000	*	11,000	19,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	11,000	79,000	*

Jules Musinger	A-1	33,000	*	15,000	18,000	*
	A-2	34,000	*	0	34,000	*
	A-3	27,000	*	0	27,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	94,000	*	15,000	79,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Scott Nash	A-1	60,000	*	6,000	54,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	188,400	*	8,800	179,600	*

Keith Newfield	A-1	30,000	*	4,000	26,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	4,000	86,000	*

Robert W. Ng	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	45,000	*	0	45,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	105,000	*	20,000	85,000	*

Robert Norchi	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	31,000	*	0	31,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	91,000	*	10,000	81,000	*

Jules Nordlicht	A-1	150,000	*	100,000	50,000	*
	A-2	150,000	*	0	150,000	*
	A-3	150,000	*	0	150,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	450,000	*	100,000	350,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Craig D. Ogburn	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

John J. Orlando	A-1	36,000	*	20,000	16,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	96,000	*	20,000	76,000	*

Robert A. Orlinski	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	700	2,100	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	700	7,700	*

Russ G. Paparo	A-1	36,000	*	12,000	24,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	96,000	*	12,000	84,000	*

Parkhill LP(17)	A-1	240,000	*	20,000	220,000	*
	A-2	240,000	*	0	240,000	*
	A-3	240,000	*	0	240,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	720,000	*	20,000	700,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Pamela Hope Pataky	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	1,400	1,400	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	1,400	7,000	*

Pioneer Futures Inc.(18)	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	2,800	2,800	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	16,800	*	2,800	14,000	*

Plains Marketing, L.P.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Michael Pomerantz	A-1	60,000	*	20,000	40,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	20,000	160,000	*

James A. Portagallo	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Robert R. Pressner	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	20,000	*	20,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	80,000	*	80,000	0	0

Prudential Financial Derivatives, LLC(19)	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	8,400	*	0	8,400	*
	B-2	8,400	*	0	8,400	*
	B-3	8,400	*	0	8,400	*
	All	205,200	*	30,000	175,200	*

Vito P. Pucci	A-1	30,000	*	20,000	10,000	*
	A-2	31,000	*	0	31,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	91,000	*	20,000	71,000	*

Edward I. Rabin	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Gerald P. Rafferty	A-1	26,000	*	20,000	6,000	*
	A-2	28,000	*	0	28,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	82,000	*	20,000	62,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Peter Ramsey Custody of Tate Leah Ramsey	A-1	5,130	*	2,000	3,130	*
	A-2	4,000	*	0	4,000	*
	A-3	3,934	*	0	3,934	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	13,064	*	2,000	11,064	*

Rand Financial Services, Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Stephen Renov	A-1	41,000	*	9,000	32,000	*
	A-2	31,000	*	0	31,000	*
	A-3	27,000	*	0	27,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	99,000	*	9,000	90,000	*

Bruce L. Ritholtz	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Ronin Capital, LLC	A-1	105,000	*	75,000	30,000	*
	A-2	95,000	*	35,000	60,000	*
	A-3	90,000	*	10,000	80,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	290,000	*	120,000	170,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Alan Jay Rosenberg	A-1	90,000	*	30,000	60,000	*
	A-2	90,000	*	0	90,000	*
	A-3	90,000	*	0	90,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	270,000	*	30,000	240,000	*

Lori Rosenfeld	A-1	90,000	*	60,000	30,000	*
	A-2	90,000	*	0	90,000	*
	A-3	70,000	*	0	70,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	250,000	*	60,000	190,000	*

Douglas B. Rountree	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

David L. Rousso	A-1	25,000	*	8,000	17,000	*
	A-2	25,000	*	0	25,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	78,000	*	8,000	70,000	*

Gordon Rutledge(20)	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Andrew Sabin	A-1	90,000	*	70,000	20,000	*
	A-2	90,000	*	0	90,000	*
	A-3	94,000	*	0	94,000	*
	B-1	5,600	*	0	5,600	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	290,800	*	70,000	220,800	*

Robert Sahn	A-1	150,000	*	90,000	60,000	*
	A-2	150,000	*	0	150,000	*
	A-3	150,000	*	0	150,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	450,000	*	90,000	360,000	*

Sarah/HB Family Limited Partnership	A-1	30,000	*	20,000	10,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	20,000	70,000	*

Peter Scherer	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	10,000	20,000	*
	A-3	20,000	*	0	20,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	80,000	*	40,000	40,000	*

Joseph Schirripa	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,800	5,600	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Marc Schwartz	A-1	31,000	*	1,000	30,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	91,000	*	1,000	90,000	*

Marwan Shakarchi	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	15,000	15,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	45,000	45,000	*

Marc Sherman	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

Christian M. Smith	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Lee Spiegal	A-1	60,000	*	60,000	0	0
	A-2	60,000	*	60,000	0	0
	A-3	60,000	*	60,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	180,000	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Andrew C. Stein	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Mitchell Steinhause(21)	A-1	30,000	*	5,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	5,000	85,000	*

Mitchell Stern	A-1	30,000	*	9,000	21,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	9,000	81,000	*

Roger Stern	A-1	30,000	*	15,000	15,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	15,000	75,000	*

Michael S. Strauss	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	700	2,100	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	3,500	4,900	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Stephen Sundheimer	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	30,000	60,000	*

Sol Tanne	A-1	30,000	*	6,000	24,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	6,000	84,000	*

Howard Tanney	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Hillel Tauber	A-1	45,000	*	45,000	0	0
	A-2	60,000	*	46,000	14,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	165,000	*	91,000	74,000	*

Term Commodities Inc.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Tewksbury Investment Fund Ltd.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Anthony F. Tomaselli	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Stuart G. Troyetsky	A-1	30,000	*	7,000	23,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	7,000	83,000	*

Umicore AG & Co. KG	A-1	60,000	*	60,000	0	0
	A-2	60,000	*	48,000	12,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	108,000	72,000	*

Emilio Valls	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	1,400	1,400	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	4,200	4,200	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Anthony T. Vicidomine	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,100	700	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	2,100	6,300	*

Michael D. Visconti	A-1	30,000	*	15,000	15,000	*
	A-2	27,000	*	0	27,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	86,000	*	15,000	71,000	*

Vitol Capital Management Ltd.	A-1	60,000	*	30,000	30,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	30,000	150,000	*

Vitol S.A.	A-1	60,000	*	15,000	45,000	*
	A-2	60,000	*	0	60,000	*
	A-3	60,000	*	0	60,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	180,000	*	15,000	165,000	*

Francis M. Vizza	A-1	30,000	*	20,000	10,000	*
	A-2	33,000	*	0	33,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	93,000	*	20,000	73,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Donald G. Vogel	A-1	30,000	*	3,000	27,000	*
	A-2	30,000	*	0	30,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	89,000	*	3,000	86,000	*

Harvey S. Wachman	A-1	12,000	*	8,000	4,000	*
	A-2	12,000	*	0	12,000	*
	A-3	12,000	*	0	12,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	36,000	*	8,000	28,000	*

Thomas S. Wacker	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	1,400	1,400	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	4,200	4,200	*

Scott G. Waldman	A-1	35,000	*	10,000	25,000	*
	A-2	35,000	*	0	35,000	*
	A-3	35,000	*	0	35,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	105,000	*	10,000	95,000	*

Peter M. Walshak	A-1	29,000	*	13,000	16,000	*
	A-2	30,000	*	0	30,000	*
	A-3	29,000	*	0	29,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	88,000	*	13,000	75,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Herbert Weinberger	A-1	25,000	*	5,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	85,000	*	5,000	80,000	*

Cindy Weisfisch	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Monique Weisfisch	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Richard Weisfisch	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Ryan R. Weisfisch	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	30,000	0	0
	A-3	30,000	*	30,000	0	0
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	90,000	0	0

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Charles Weisman	A-1	30,000	*	10,000	20,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	10,000	80,000	*

Jay Wickham	A-1	34,000	*	7,000	27,000	*
	A-2	32,000	*	0	32,000	*
	A-3	34,000	*	0	34,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	100,000	*	7,000	93,000	*

Howard Wolfson	A-1	28,000	*	9,000	19,000	*
	A-2	28,000	*	0	28,000	*
	A-3	28,000	*	0	28,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	84,000	*	9,000	75,000	*

Vincent Michael Yacavino	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	2,800	0	0
	B-2	2,800	*	2,800	0	0
	B-3	2,800	*	2,800	0	0
	All	8,400	*	8,400	0	0

York Commodities	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	5,600	*	2,800	2,800	*
	B-2	5,600	*	0	5,600	*
	B-3	5,600	*	0	5,600	*
	All	16,800	*	2,800	14,000	*

Name of beneficial owner	Series	Shares of common stock beneficially owned	Percent of common stock of series beneficially owned	Number of shares of common stock sold pursuant to this offering	Shares beneficially owned after offering
					Number	Percent

Richard G. Zeien	A-1	30,000	*	30,000	0	0
	A-2	30,000	*	5,000	25,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	35,000	55,000	*

Mark Zibner	A-1	36,000	*	11,000	25,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	96,000	*	11,000	85,000	*

Brad L. Zola	A-1	30,000	*	11,000	19,000	*
	A-2	30,000	*	0	30,000	*
	A-3	30,000	*	0	30,000	*
	B-1	0	0	0	0	0
	B-2	0	0	0	0	0
	B-3	0	0	0	0	0
	All	90,000	*	11,000	79,000	*

Ingrid K. Zola	A-1	0	0	0	0	0
	A-2	0	0	0	0	0
	A-3	0	0	0	0	0
	B-1	2,800	*	700	2,100	*
	B-2	2,800	*	0	2,800	*
	B-3	2,800	*	0	2,800	*
	All	8,400	*	700	7,700	*

GRAND TOTAL	A-1	9,635,130	10.46%	4,641,000	4,994,130	5.42%
	A-2	9,551,000	10.37%	724,000	8,827,000	9.59%
	A-3	9,394,934	10.20%	438,000	8,956,934	9.73%
	B-1	282,800	*	187,600	95,200	*
	B-2	282,800	*	62,300	220,500	*
	B-3	282,800	*	46,200	236,600	*
	All(6)(7)	37,589,464	40.83%	7,000,000	30,589,464	33.22%

*	less than one percent.

(1)	Although our currently issued and outstanding shares of common stock are registered under the Securities Act, certain of these shares are subject to significant transfer restrictions under the certificate of incorporation. The transfer restriction periods will expire, subject to certain conditions:

•	May 15, 2007 in the case of Series A-1 and B-1 Common Stock;

•	November 11, 2007 in the case of Series A-2 and B-2 Common Stock; and

•	May 9, 2008 in the case of Series A-3 and B-3 Common Stock.

(2)	Mr. Schaeffer is also Chairman.

(3)	Mr. Halper is also Vice Chairman.

(4)	Mr. Newsome is also President and Chief Executive Officer.

(5)	Mr. Siciliano is also Treasurer.

(6)	Includes (i) 7,470,523 shares of Common Stock owned by General Atlantic Partners 82, L.P. (“GAP 82”), (ii) 122,400 shares of Common Stock owned by GapStar, LLC (“GapStar”), (iii) 438,762 shares of Common Stock owned by GAP Coinvestments III, LLC (“GAPCO III”), (iv) 107,262 shares of Common Stock owned by GAP Coinvestments IV, LLC (“GAPCO IV”), (v) 16,973 shares of Common Stock owned by GAPCO GmbH &Co. KG (“KG”) and (vi) 4,080 shares of Common Stock owned by GAP Coinvestments CDA, L.P. (“CDA”). General Atlantic LLC (“GA”) is the general partner of each of GAP 82 and CDA. GA is also the sole member of GapStar. The managing members of GAPCO III and GAPCO IV are Managing Directors of GA. GAPCO Management GmbH (“GmbH Management”) is the general partner of KG. The Managing Directors of GA are authorized and empowered to vote and dispose of the securities held by KG and GmbH Management. There are seventeen Managing Directors of GA. GA, GAP 82, CDA, GAPCO III, GAPCO IV, GapStar, KG and GmbH Management are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and may be deemed to own beneficially an aggregate of 8,160,000 shares of Common Stock, which represents 8.86% of the Company’s issued and outstanding shares of common stock on an as converted basis (calculated on the basis of the number of shares of common stock which may be acquired by each such person within 60 days). Mr. Ford is Chief Executive Officer and a Managing Director of GA, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Ford has no pecuniary interest in the shares of the Company owned by KG and CDA. The mailing address for GA and the General Atlantic Parties (other than KG and GmbH Management) is set forth in the table. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.

(7)	8,160,000 shares of undesignated NYMEX common stock, which, pursuant to the Investor Rights Agreement, dated March 14, 2006, among NYMEX, GAP 82, GapStar, GAPCO III, GAPCO IV, CDA and KG, is subject to the same transfer restrictions as the Series A-1, A-2 and A-3 Common Stock.

(8)	Mr. Ardizzone, a principal of Bluefin Energy LLC, is also a member of our Board of Directors.

(9)	Mr. Bolling was a member of our Board of Directors from 2000 to 2006.

(10)	Mr. Hess was a member of our Board of Directors from 1997 to 2006.

(11)	Mr. Karvellas was a member of our Board of Directors from 1993 to 2006.

(12)	Mr. Vincent Viola of Madison Tyler Trading LLC, served as our consultant from 2004 to 2005 and was Chairman of our Board of Directors from 2001 to 2004.

(13)	Mr. Citrone, the Managing Director of Pioneer Futures Inc. and manager of the Pioneer Division of Man Financial, Inc. is also a member of our Board of Directors.

(14)	Mr. McDonnell was a member of our Board of Directors from 1999 to 2006.

(15)	Mr. McNamara was a member of our Board of Directors from 2001 to 2006.

(16)	Mr. Meierfeld was a member of our Board of Directors from 2005 to 2006.

(17)	Mr. Ira Joel Faber of Parkhill LP was a member of our Board our Directors from 2001 to 2006.

(18)	Mr. Citrone, the Managing Director of Pioneer Futures Inc. and manager of the Pioneer Division of Man Financial, Inc. is also a member of our Board of Directors.

(19)	Mr. Stephen L. Forman of Prudential Financial Derivatives, LLC was a member of our Board of Directors from 2002 to 2007.

(20)	Mr. Rutledge was a member of our Board of Directors from 2004 to 2005 and is currently serving as our consultant.

(21)	Mr. Steinhause was the Chairman of our Board of Directors and our Chief Executive Officer from 2004 to 2006.

Shares eligible for future sale

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have 92,072,600 outstanding shares of common stock. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Transfer restrictions

Certain of our currently issued and outstanding shares of common stock are registered under the Securities Act but, nonetheless, are subject to significant transfer restrictions under the certificate of incorporation. The transfer restriction periods will expire, subject to certain conditions:

•	May 15, 2007 in the case of Series A-1 Common Stock;
•	November 11, 2007 in the case of Series A-2 Common Stock; and
•	May 9, 2008 in the case of Series A-3 Common Stock.

On September 20, 2006, we and the Exchange subsidiaries entered into a transaction agreement with the Governors Committee of Commodity Exchange, Inc. (the “COMEX Division”) in which the trading rights and protections that were then afforded to the members of the COMEX Division would be terminated, and in exchange, the owners of COMEX Division memberships would receive new trading rights and protections and 8,400 shares of our common stock per COMEX Division membership held by such owner. The transaction was completed on November 20, 2006. Upon consummation of the transaction, an additional 6,484,800 shares were issued in connection with such transaction in the form of Series B-1, B-2 and B-3 Common Stock which are subject to transfer restriction periods that will expire:

•	May 15, 2007 in the case of Series B-1 Common Stock;
•	November 11, 2007 in the case of Series B-2 Common Stock; and
•	May 9, 2008 in the case of Series B-3 Common Stock.

Alternatively, some of those participants receiving shares pursuant to the transaction elected to receive their shares on a delayed delivery basis, free of transfer restrictions, in the following manner:

•	one-third on May 15, 2007;
•	one-third on November 11, 2007; and
•	one-third on May 9, 2008.

None of the shares sold pursuant to this prospectus supplement will be subject to the transfer restrictions under the Amended and Restated Certificate of Incorporation. All of the shares sold pursuant to this prospectus supplement will be released from the transfer restrictions under the Amended and Restated Certificate of Incorporation prior to this offering. None of the currently outstanding shares of common stock or the shares issued as part of the transaction with the COMEX Division, will be subject to restrictions on transfer as of May 9, 2008. Immediately following the expiration of the relevant restricted period, the applicable shares of common stock will automatically convert, without any action by the holder, into the same number of shares of common stock which do not have transfer restrictions.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-up agreements

General Atlantic is also subject to the same “lock-up” provisions as our other stockholders who hold Series A-1, A-2 and A-3 Common Stock that are described in “Transfer restrictions” above. One-third of General Atlantic’s shares are subject to such transfer restrictions for 180 days after the date of the initial public offering, one-third are subject to such transfer restrictions for 360 days thereafter and one-third are subject to such transfer restrictions for 540 days thereafter.

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters (the “Offering Underwriting Agreement”). Subject to the terms and conditions of the Offering Underwriting Agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	1,750,000

Banc of America Securities LLC	1,400,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,400,000

Jefferies & Company, Inc.	455,000

Citigroup Global Markets Inc.	280,000

Deutsche Bank Securities Inc.	280,000

Lehman Brothers Inc.	280,000

Morgan Stanley & Co. Incorporated	280,000

Sandler O’Neill & Partners, L.P.	245,000

Bear Stearns & Co., Inc.	210,000

Fox-Pitt, Kelton Incorporated	210,000

Keefe, Bruyette & Woods, Inc.	210,000

Total	7,000,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The Offering Underwriting Agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.6300 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.1000 per share from the offering price. After the offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,050,000 additional shares of common stock from certain investment entities affiliated with General Atlantic LLC to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $3.14 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment	With over-allotment
Per share	$3.14	$3.14
Total	$21,976,500	$25,272,975

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $913,734. The underwriters have agreed to pay certain of the expenses in connection with this offering.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions. In addition, we have agreed that, except as required to permit the selling stockholders to participate in this offering, we will not waive any of the transfer restrictions applicable to our common stock during the 90 day period beginning on the date of this prospectus supplement without the written consent of the representatives. These transfer restrictions apply to common stock of the Company that was issued and outstanding prior to the initial public offering of our common stock on November 22, 2006 (“Pre-IPO Common Stock”). In the event of completion of this offering, each holder of shares of Pre-IPO Common Stock may not, during the applicable Restricted Period (as defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Pre-IPO Common Stock or any securities convertible into or exercisable or exchangeable for Pre-IPO Common Stock (including without limitation, shares of Pre-IPO Common Stock of which such holder may be deemed to be a beneficial owner (in accordance with the rules and regulations of the SEC) and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of sell, shares of Pre-IPO Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Pre-IPO Common Stock, other securities, cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the period beginning on the date of this prospectus and ending on the date that is 90 days after the date of this prospectus, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of such 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of such 90-day period, the foregoing restrictions shall continue to apply until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event.

The term “Restricted Period” means each of the periods commencing on November 16, 2006 and ending (x) with respect to the shares of our Series A-1 and B-1 Common Stock, 180 days thereafter, unless a later date is mandated by the second sentence of preceding paragraph, and in such case as of such later date, (y) with respect to the shares of our Series A-2 and B-2 Common Stock, 360 days thereafter, and (z) with respect to the shares of our Series A-3 and B-3 Common Stock, 540 days thereafter so that none of the shares of Pre-IPO Common Stock shall be subject to restrictions on transfer as described herein as of such 540th day. Immediately following the expiration of the relevant Restricted Period, the applicable shares of Pre-IPO Common Stock shall automatically convert, without any action by the holder, into the same number of shares of our common stock not subject to the transfer restrictions of our amended and restated certificate of incorporation.

Notwithstanding the foregoing, the following transfers of Pre-IPO Common Stock shall be permitted but shall not shorten the Restricted Period: (i) transfers of shares of Pre-IPO Common Stock (1) to the transferor’s spouse, child, stepchild, grandchild or great-grandchild (each such person, an “Immediate Family Member”), (2)(x) to a trust established for the benefit of the transferor or an Immediate Family Member of the transferor or (y) from such a trust to the beneficiary and/or the grantor of such trust, (3) to the beneficial owner of an individual retirement account; provided that the transferor is such individual retirement account, (4) to the estate of a deceased stockholder and such transfer was pursuant to the deceased stockholder’s will or the applicable laws of descent and distribution, (5) to the beneficiary of an estate referred to in clause (4) above; provided that the transferor is such estate and such beneficiary is an Immediate Family Member of the deceased stockholder or a trust for the sole benefit of such Immediate Family Member, (6) pursuant to a pledge as collateral or assignment for the benefit of NYMEX Exchange and the clearing members of the Exchange as permitted or required under the certificate of incorporation, by-laws, rules or regulations of the Exchange in each case where the transferee receives the same series of Pre-IPO Common Stock as held by the transferor or (7) to a transferee if the transferee receives the same series of Pre-IPO Common Stock as held by the transferor and the transferred Pre-IPO Common Stock is transferred together with one or more Class A Memberships of NYMEX Exchange; provided that such transfer is made in accordance with the requirements and procedures for the acquisition and transfer of Class A Memberships in effect at the time of such transfer, and that the number of shares of Pre-IPO Common Stock transferred for each Class A Membership transferred is no greater than the number of shares of common stock of the Company then required to be owned for each Class A Membership owned, (ii) transfers to satisfy claims of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange or (iii) any redemption by us or other transfer (where the transferee receives the same series of Pre-IPO Common Stock as held by the transferor) that has been approved by our board of directors in its sole and absolute discretion.

J.P. Morgan Securities Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above, and may consent to our waiver of the transfer restrictions described above, in whole or in part, at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements or whether or not to consent to waiver of transfer restrictions, the representatives will consider, among other factors, the holder’s reasons for requesting the waiver, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

In connection with this offering, Banc of America Securities LLC entered into an underwriting agreement with us, as agent under the irrevocable power of attorney of selling stockholder of each selling stockholder, committing to purchase directly from the selling stockholders up to $500 million (calculated based upon the per share public offering price in this offering) of the shares of common stock initially to be offered hereby but not otherwise sold in this offering. Any such shares would be sold at the per share public offering price, provided that the public offering price is not in excess of $125.00 per share. No shares will be purchased by Banc of America Securities LLC under that agreement, as determined by us in our sole discretion upon the execution of the Offering Underwriting Agreement.

In each of the Offering Underwriting Agreement and in the underwriting agreement with Banc of America Securities LLC, we and the selling stockholders have agreed to indemnify Banc of America Securities LLC against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NMX.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, in accordance with Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

All but one of the underwriters, either directly or through their affiliates, are members of NYMEX Exchange and own shares of our common stock. These underwriters or their affiliates, as the case may be, pay commissions to us in connection with their trading activity as members.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. We are party to an agreement with JPMorgan to participate in a securities lending program under which we lend out securities on deposit in our margin deposits and Guaranty Fund in exchange for cash collateral which, in turn, is invested on an overnight basis. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our securities or loans, if any.

PTG (BVI) Limited, an entity owned by one of our members, acted as a finder for Jefferies & Company, Inc. (“Jefferies”) and will receive compensation from Jefferies in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares of our common stock to the public in that Relevant Member State may be made prior to the publication of a prospectus in relation to our common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our common shares may be made to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has represented and agreed that:

•

it has not made and will not make an offer of the shares to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares and the offer that has been approved by the FSA or where appropriate, approved in another Member State and notified to the FSA, all in accordance with the Prospectus Directive except that it may make an offer of the Ordinary Shares to persons who fall within the definition of “qualified investor” as that term is defined in Section 86(1) of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) or otherwise in circumstances which do not result in an offer of transferable securities to the public in the United Kingdom within the meaning of the FSMA;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters with respect to the common stock offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and Christopher Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary of the Company. Mr. Bowen beneficially owns stock options and restricted stock units exercisable for 75,000 and 8,000 shares of our common stock, respectively. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell. Certain legal matters related to the selling stockholders will be passed upon for us by Sidley Austin LLP.

Experts

The consolidated financial statements of NYMEX Holdings, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including NYMEX. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.nymex.com. Information on our website is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

This prospectus supplement is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed on March 5, 2007);

•	Current Reports on Form 8-K filed January 12, 2007, January 31, 2007, February 16, 2007, February 26, 2007, March 15, 2007 and March 21, 2007;

•

Our Form 8-A filed on November 13, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such information.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the termination of the offering.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus supplement, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to:

The Office of the Corporate Secretary

NYMEX Holdings, Inc.

One North End Avenue, Suite 1548

New York, New York, 10282-1101

Attention: Donna Talamo

PROSPECTUS

NYMEX Holdings, Inc.

Common Stock

From time to time, we and certain selling stockholders may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the common stock then being offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We and any selling stockholders may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “NMX”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock as described in this prospectus, in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell our common stock in one or more offerings.

This prospectus provides you with a general description of the common stock we or selling stockholders may offer. Each time we or selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “NYMEX”, “we”, “our” or “us” refer to NYMEX Holdings, Inc., and its direct and indirect subsidiaries.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

NYMEX HOLDINGS, INC.

We are the largest physical commodity-based futures exchange and clearinghouse in the world and the third-largest futures exchange in the United States measured by 2005 contract volume. In 2006, we were the world’s largest exchange for the trading of energy futures and options contracts and approximately 63.6% of all globally listed energy futures and options contracts were traded on our Exchange. Approximately 98.1 million contracts of our light sweet crude oil futures and options products traded and cleared in 2006, making light sweet crude oil the largest and most liquid global benchmark for energy futures and options. Although certain other exchanges offer metals contracts of smaller sizes, in 2006, we were also the largest exchange in the world for the trading and clearing of precious metals based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on our Exchange, with approximately 32.1 million contracts traded and cleared. Our gold futures contract is the most liquid precious metals futures contract in the world with approximately 21.1 million contracts traded and cleared in 2006 based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those trade on our Exchange.

We conduct business through our two principal operating subsidiaries, New York Mercantile Exchange, Inc. which we refer to as NYMEX Exchange or NYMEX Division, and Commodity Exchange, Inc., which we refer to as COMEX or COMEX Division. On NYMEX Exchange, our customers trade primarily energy futures and options contracts, including contracts for crude oil, unleaded gasoline, heating oil and natural gas. On COMEX, our customers trade metals futures and options contracts, including contracts for gold, silver, copper and aluminum.

We provide our customers with a variety of means to trade and clear energy and metals futures and options products. Our markets provide an effective and transparent forum for participants to hedge or trade based upon the value of energy and metals. This environment facilitates price discovery, which in turn enhances trading liquidity. Our customers are involved in the production, consumption or trading of energy and metals products and include corporations, financial institutions, hedge funds, institutional investors, governments and professional traders. Customers trade our products through our open outcry auction market or via electronic trading. We do not own commodities, trade for our own account, or otherwise engage in market activities. Our wholly-owned clearinghouse clears all of our contracts, along with certain bilateral trades executed off-exchange, guaranteeing the financial performance of every contract transacted. We, as regulated by the Commodity Futures Trading Commission, or CFTC, maintain a rigorous compliance regime, which, in conjunction with our clearinghouse, helps to ensure the integrity of our markets.

We were founded in 1872 and introduced the heating oil contract, which has been one of the world’s most successful energy futures contracts since its inception in 1978. Between 1981 and 1996, contracts followed for gasoline, crude oil, natural gas, propane and electricity. In 1994, we acquired COMEX, which was founded in 1933. On November 17, 2000, as a result of a merger and demutualization, the New York Mercantile Exchange converted from a New York not-for-profit membership association into a Delaware for-profit non-stock corporation and became a subsidiary of NYMEX Holdings, a Delaware for-profit stock corporation. As a result of the demutualization transaction, each NYMEX membership was converted into one Class A membership in NYMEX Exchange and one share of common stock of NYMEX Holdings, which were “stapled” to each other and therefore could only be transferred together. NYMEX Holdings holds the sole outstanding Class B membership in NYMEX Exchange. On March 14, 2006, we closed a transaction with General Atlantic, through which General Atlantic acquired 10% of our outstanding shares. At that time, among other things, Class A memberships and NYMEX Holdings’ common stock were “destapled” and became separately transferable to a limited number of eligible transferees.

We are incorporated in the State of Delaware and are primarily regulated by the CFTC. Since demutualization, we have been a Securities and Exchange Commission, or SEC, registrant and thus subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. On November 17, 2006 our common stock began trading on the New York Stock Exchange under the trading symbol “NMX”. On November 22, 2006 we closed our initial public offering. Our principal executive offices are located at One North End Avenue, World Financial Center, New York, New York 10282. Our telephone number is (212) 299-2000. Our web site is www.nymex.com. Information contained on our web site does not constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, strategy, anticipated, estimated or projected results or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the success and timing of new futures contracts and products; changes in political, economic or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including, without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets; as well as those described in our annual report on Form 10-K under “Risk factors” and elsewhere in this prospectus and other public filings.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. Unless otherwise set forth in a prospectus supplement, to the extent any shares of our common stock are being offered for the account of selling stockholders, we will not receive any of the proceeds of the sale of such shares by such stockholders.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 181,909,600 shares of common stock, par value $0.01 per share. The authorized capital stock includes the 73,440,000 shares of Series A-1, A-2 and A-3 Common Stock and the 6,484,800 shares of Series B-1, B-2 and B-3 Common Stock. All shares of Series A and Series B Common Stock will automatically convert into shares of unrestricted common stock upon expiration of the respective lock-up periods, will be retired and will not assume the status of authorized shares or be available for reissuance. Upon the conversion and retirement of all of the shares of Series A and Series B Common Stock, the total number of authorized shares shall be 101,984,800.

Common stock

Voting rights. Each holder of shares of our common stock is entitled to one vote for each share of stock entitled to vote standing in his name in the books of the corporation. Except as otherwise required by law, holders of shares of our common stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors.

The General Corporation Law of the State of Delaware (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Cumulative voting, if applicable, would permit stockholders to cast all of their votes for a single candidate when the company has multiple openings on its board rather than voting for a different candidate for each available seat. In contrast, in “regular” or “statutory” voting, shareholders may not give more than one vote per share to any single nominee. As has been the case historically, our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Dividends. The holders of shares of our common stock have an equal right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of the shares of our common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors.

Restrictions on transfer: Certain of our currently issued and outstanding shares of common stock are registered under the Securities Act but, nonetheless, are subject to significant transfer restrictions under the certificate of incorporation. The transfer restriction periods will expire, subject to certain conditions:

•	180 days after the date of the initial public offering in the case of Series A-1 Common Stock;

•	360 days after the date of the initial public offering in the case of Series A-2 Common Stock; and

•	540 days after the date of the initial public offering in the case of Series A-3 Common Stock.

On September 20, 2006, we and our exchange subsidiaries entered into a transaction agreement with the Governors Committee of Commodity Exchange, Inc. (the “COMEX Division”) in which the trading rights and protections that were then afforded to the members of the COMEX Division would be terminated, and in exchange, the owners of COMEX Division memberships would receive new trading rights and protections and 8,400 shares of our common stock per COMEX Division membership held by such owner. The transaction was completed on November 20, 2006. Upon consummation of the transaction, an additional 6,484,800 shares were issued in connection with such transaction in the form of Series B-1, B-2 and B-3 Common Stock which are subject to transfer restriction periods that will expire, subject to certain conditions:

•	180 days after the date of the initial public offering in the case of Series B-1 Common Stock;

•	360 days after the date of the initial public offering in the case of Series B-2 Common Stock; and

•	540 days after the date of the initial public offering in the case of Series B-3 Common Stock.

Alternatively, some of those participants receiving shares pursuant to the transaction elected to receive their shares on a delayed delivery basis, free of transfer restrictions, in the following manner:

•	one-third on the 180th day after the date of the initial public offering;

•	one-third on the 360th day after the date of the initial public offering; and

•	one-third on the 540th day after the date of the initial public offering.

None of the shares sold pursuant to this prospectus will be subject to the transfer restrictions under the Amended and Restated Certificate of Incorporation. None of the currently outstanding shares of common stock or the shares issued as part of the transaction with the COMEX Division, will be subject to restrictions on transfer as of the 540th day after the date of the initial public offering. Immediately following the expiration of the relevant restricted period, the applicable shares of common stock will automatically convert, without any action by the holder, into the same number of shares of common stock which do not have transfer restrictions.

Redemption or preemptive rights: Holders of shares of our common stock have no redemption or preemptive rights to purchase or subscribe for our securities.

Other Provisions: There are no sinking fund provisions applicable to our common stock nor is it subject to calls or assessments by us.

Certain anti-takeover matters

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with the board of directors. These provisions and Delaware law could delay or prevent entirely a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. The board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of us and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of us.

Following is a description of the anti-takeover effects of certain provisions of our Amended and Restated Certificate of Incorporation and of our Amended and Restated By-laws.

Beneficial ownership limitations. Subject to limited exceptions, the Amended and Restated Certificate of Incorporation will prohibit any person from beneficially owning more than 10% of any of our common stock or more than 10% of our total voting power, other than General Atlantic which will be limited to a maximum of 20%.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of our common stock or otherwise be in their best interest.

Classified board. Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting our board of directors is 15 and the directors shall be divided into two classes, composed of seven and eight directors, respectively, each elected to two-year terms. We intend to implement this provision and classify our board of directors in May 2007.

Under Delaware law, the directors of a corporation that has a board with more than one class, with each class of directors elected every other year, may be removed by the corporation’s stockholders only for cause unless the corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation and By-laws provide that our directors may be removed only for cause, and only upon the affirmative vote of holders of at least a majority voting power of all the shares of stock then entitled to vote at an election of directors.

Additionally, following the implementation of two classes of directors on the board, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors on our board, depending on whether the directors in Class I (which will contain seven directors) or Class II (which will contain eight directors) are up for election at the annual meeting in question. The Amended and Restated By-laws also provides that vacancies on the board resulting from removal or for any other reason may, unless otherwise required by law or board resolution, be filled by a majority vote of the directors then in office, even if less than a quorum exists. The classification of directors into two classes with staggered terms, the inability of stockholders to remove directors without cause and the ability of the board to fill vacancies will make it more difficult to change the composition of our board and in turn may have the effect of delaying, deferring or preventing a change in control of NYMEX Holdings.

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

No stockholder action by written consent; calling of special meetings of stockholders. Our Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent by the holders of our common stock. It also provides that special meetings of our stockholders may be called only by or at the direction of the board of directors, the Chairman or at least 50% of the outstanding shares of NYMEX Holdings.

Advance notice requirements for stockholder proposals and director nominations. Our Amended and Restated By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our Amended and Restated By-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on liability and indemnification of officers and directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Our Amended and Restated By-laws provide that we must indemnify our directors and our officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers and certain employees. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Neither the board of directors nor our stockholders has any ability to change, or any responsibility or liability with respect to the trading rights protections afforded to the owners of Class A memberships (who are not required to be stockholders, but must be owners of Class A membership in NYMEX Exchange). Further, our directors are not liable to us or our stockholders by reason of the acts or omissions of the owners of the Class A memberships.

Board authority to amend bylaws. Under the Amended and Restated Certificate of Incorporation, 80% of the entire board of directors has the authority to adopt, amend or repeal the bylaws without the approval of the stockholders. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of the board of directors, proposals to adopt, amend or repeal the bylaws.

Supermajority voting provisions. Under the Amended and Restated Certificate of Incorporation, a 66 2/3% vote of the voting power of the shares entitled to vote at an election of directors is required to amend the provisions related to the size and composition of the board of directors, removal of directors, the board of directors’ concurrent authority (80% of the entire board of directors) to amend bylaws, the inability of stockholders to act by written consent, the limitation of liability of directors and officers, the amendment provision and the percentage ownership limitation.

General Corporation Law of the State of Delaware. NYMEX Holdings is a Delaware corporation which is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed and traded on the New York Stock Exchange under the symbol “NMX.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co. Its address is 59 Maiden Lane, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including NYMEX. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.nymex.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on March 8, 2006);

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which we filed with the SEC on May 15, 2006, August 14, 2006 and November 9, 2006, respectively;

•

Current Reports on Form 8-K filed January 13, 2006, January 20, 2006, January 26, 2006, January 27, 2006, January 31, 2006, February 8, 2006, February 9, 2006, February 15, 2006, February 24, 2006, March 3, 2006, March 24, 2006, April 7, 2006, April 11, 2006, April 12, 2006, April 21, 2006, May 5, 2006, May 9, 2006, May 12, 2006, May 30, 2006, July 11, 2006, July 18, 2006, July 19, 2006, July 27, 2006, August 8, 2006, September 26, 2006, September 27, 2006, October 13, 2006, October 20, 2006, October 24, 2006, October 31, 2006, November 16, 2006, November 22, 2006, November 24, 2006, January 12, 2007 and February 16, 2007; and

•

our Form 8-A filed on November 13, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such information.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the offering.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to:

The Office of the Corporate Secretary

NYMEX Holdings, Inc.

One North End Avenue, Suite 1548

New York, New York, 10282-1101

Attention: Donna Talamo

Telephone (212) 299-2000

LEGAL MATTERS

Certain legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and Christopher Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary of the Company. Mr. Bowen beneficially owns stock options and restricted stock units exercisable for 75,000 and 8,000 shares of our common stock, respectively.

EXPERTS

The consolidated financial statements of NYMEX Holdings, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

7,000,000 shares

Common stock

Prospectus Supplement

Joint book-running managers

JPMorgan	Banc of America Securities LLC	Merrill Lynch & Co.

Bear, Stearns & Co. Inc.
Citigroup
Deutsche Bank Securities
Jefferies & Company
Lehman Brothers
Morgan Stanley

Fox-Pitt, Kelton
Keefe, Bruyette & Woods
Sandler O’Neill + Partners, L.P.

March 21, 2007